SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549




                                    FORM U5S

                                  ANNUAL REPORT
                      For the Year Ended December 31, 1999







        Filed pursuant to the Public Utility Holding Company Act of 1935 by

                           GPU, INC. (File No. 30-126)
              300 Madison Avenue, Morristown, New Jersey 07962-1911



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                                    GPU, INC.
                                    FORM U5S

               ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1999
               --------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

  Item
   No.                             Title                                               Page
 ------       ------------------------------------------------                         -----
     1.       System Companies and Investments Therein                                  1-5

     2.       Acquisitions or Sales of Utility Assets                                     6

     3.       Issue, Sale, Pledge, Guarantee or Assumption

              of System Securities                                                        7

     4.       Acquisition, Redemption or Retirement of

              System Securities                                                        8-10

     5.       Investments in Securities of Nonsystem Companies                           11

     6.       Officers and Directors                                                  12-24

     7.       Contributions and Public Relations                                         25

     8.       Service, Sales and Construction Contracts                               26-27

     9.       Wholesale Generators and Foreign Utility Companies                      28-52

    10.       Financial Statements and Exhibits:

                  Consolidating Financial Statements,
                  Schedules and Notes                                                 53-67

                  Exhibits                                                           68-105

              Signature Page                                                            106

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ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1999

                                                           Number of Common Shares
                                                             or Principal Amount     % of (a)        Issuer            Owner's
         Name of Company                                            Owned            Voting Power   Book Value      Book Value
------------------------------------------                  ----------------------  ------------   ----------      -----------
GPU, Inc. (GPU):

  Jersey Central Power & Light Company (JCP&L)(b)             15,371,270 shs.           100%   1,385,367,104      $1,385,367,104
    JCP&L Preferred Capital, Inc.                                    100 shs.           100       16,965,539          16,965,539
      JCP&L Capital L.P.                                              (i)               100        3,866,079           3,866,079
  Metropolitan Edison Company (Met-Ed)(b)(c)                     859,500 shs.           100      501,416,899         501,416,899
    York Haven Power Company                                         500 shs.           100       19,134,855          19,134,855
    Met-Ed Preferred Capital, Inc.                                   100 shs.           100
      Met-Ed Capital, L.P.                                            (i)               100             -                   -
    Met-Ed Preferred Capital II, Inc.                                100 shs.           100        3,134,136           3,134,136
      Met-Ed Capital II, L.P.                                         (i)               100        3,228,297           3,228,297
        Met-Ed Capital Trust                                          (i)               100         -                       -
  Pennsylvania Electric Company (Penelec)(b)(c)                5,290,596 shs.           100      461,167,233          461,167,233
    Nineveh Water Company                                              5 shs.           100          264,991             264,991
    Waverly Electric Light & Power Company                           600 shs.           100           15,000              15,000
    Penelec Preferred Capital, Inc.                                  100 shs.           100       10,865,944          10,865,944
      Penelec Capital, L.P.                                           (i)               100             -                   -
    Penelec Preferred Capital II, Inc.                               100 shs.           100        3,130,785           3,130,785
      Penelec Capital II, L.P.                                        (i)               100        3,216,762           3,216,762
        Penelec Capital Trust                                         (i)               100             -                   -
  GPU Service, Inc. (GPUS) (d)                                     5,000 shs.           100        1,790,346           1,790,346
  GPU Nuclear, Inc. (GPUN) (e)                                     2,500 shs.           100           53,514              53,514
  GPU Advanced Resources, Inc. (GPU AR) (q)                          100 shs.           100       14,431,348          14,431,348
  GPU Telcom Services, Inc. (GPU Telcom) (r)                         100 shs.           100        5,165,695           5,165,695
  GPX Acquisition Corp. (p)                                          100 shs.           100            -                    -
  GPU International, Inc. (GPUI) (f)                                 100 shs.           100      124,890,292         124,890,292
    Elmwood Energy Corporation (f)                                    10 shs.           100       12,256,329          12,256,329
      Prime Energy Limited Partnership (f)                            (j)                50       21,054,965          10,368,512
    Geddes II Corporation (g)                                        100 shs.           100        7,505,292           7,505,292
    Geddes Cogeneration Corporation (f) (g)                          100 shs.           100       19,012,336          19,012,336
      Onondaga Cogeneration Limited Partnership (f) (g)               (l)               100       (8,876,038)         (8,876,038)
    EI Selkirk, Inc. (f)                                           1,000 shs.           100       28,588,431          28,586,712
      Selkirk Cogeneration Partners Limited
       Partnership (f) (g)                                            (n)                19      (50,832,588)          7,758,210
    EI Canada Holding Limited (g)                                  1,000 shs.           100         (101,673)           (101,676)
      EI Services Canada Limited (g)                               1,000 shs.           100          (85,053)            (85,053)
      EI Brooklyn Power Limited (g)                                1,000 shs.           100           (5,813)             (5,813)
         EI Brooklyn Investments Limited (g)                       1,000 shs.           100            (876)                (876)


                                        1

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ITEM 1.        SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999 (Continued):

                                                           Number of Common Shares
                                                             or Principal Amount     % of (a)        Issuer           Owner's
         Name of Company                                            Owned            Voting Power   Book Value      Book Value
------------------------------------------                  ----------------------  ------------   ----------      -----------


    NCP Energy, Inc. (f)                                           1,000 shs.           100       14,267,892          14,267,892
      Syracuse Orange Partners L.P. (f)                               (o)                 5       15,017,339                   -
    NCP Lake Power Inc. (f)                                        1,000 shs.           100           16,403              16,403
    NCP Gem, Inc. (f)                                              1,000 shs.           100        2,458,026           2,458,026
      Lake Investment, L.P. (f)                                       (l)               100         (984,850)           (984,853)
        Lake Cogen, Ltd. (f)                                          (m)                50      (18,989,617)          2,066,370
    GPUI Lake Holdings, Inc. (Inactive)                              100 shs.           100             (131)               (131)
    NCP Pasco, Inc. (f)                                            1,000 shs.           100       11,443,540          11,443,540
    NCP Dade Power, Inc. (f)                                       1,000 shs.           100          216,671             216,671
      Dade Investment, L.P. (f)                                       (l)               100       14,634,224          14,634,224
        Pasco Cogen, Ltd. (f)                                         (m)                50       40,838,033          14,980,423
    NCP Houston Power Inc. (f)                                       100 shs.           100        7,470,604           7,470,604
    NCP Perry Inc. (f)                                               100 shs.           100       10,790,598          10,790,598
      Mid Georgia Cogen L.P. (f)                                      (j)                50       36,902,224          19,055,789
    NCP New York Inc. (f)(Inactive)                                1,000 shs.           100                -                   -
    GPU Generation Services - Pasco, Inc.                            100 shs.           100          (50,095)            (50,095)
    GPU Generation Services - Lake, Inc. (Inactive)                  100 shs.           100                -                  -
    EI Fuels Corporation                                             100 shs.           100            5,752               5,752
    EI Services, Inc.                                                100 shs.           100          240,907             240,907
    GPU Solar, Inc.                                                   50 shs.            50          599,578             574,814
    NCP Ada Power, Inc. (f) (Inactive)                             1,000 shs.           100          273,554             273,554
    NCP Commerce Power, Inc. (f) (Inactive)                        1,000 shs.           100                -                   -
    Umatilla Groves, Inc. (f) (Inactive)                           1,000 shs.           100                -                   -
    NCP Brooklyn Power, Inc. (Inactive)                            1,000 shs.           100                -                   -
    Armstrong Energy Corporation (f) (Inactive)                      100 shs.           100                -                   -
      AEC/REF-Fuel, Limited Partnership (f) (Inactive)                (k)               100                -                   -
  GPU Power, Inc. (GPU Power) (g)                                  1,000 shs.           100      106,729,409         106,768,366
    Guaracachi America, Inc. (g)                                     100 shs.           100       36,861,534          36,861,534
      Empresa Guaracachi S.A. (g)                                822,779 shs.            50       86,722,035          49,919,927
    EI Barranquilla, Inc. (g)                                        100 shs.           100       28,905,466          28,905,466
      Termobarranquilla S.A. (g)                                 420,592 shs.            29      239,773,905          33,659,397
    Barranquilla Lease Holding, Inc. (g)                             100 shs.           100       42,837,211          42,837,211
      Los Amigos Leasing Company, Ltd. (g)                        12,000 shs.           100         (894,894)             12,000
    EI International (g)                                             100 shs.           100          664,749             664,749
      GPUI Colombia, Ltda. (g)                                       100 shs.           100          767,940             767,940


                                        2

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ITEM 1.        SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999 (Continued):

                                                          Number of Common Shares
                                                           or Principal Amount        % of (a)       Issuer          Owner's
         Name of Company                                        Owned                Voting Power   Book Value      Book Value
------------------------------------------                  ----------------------  ------------   ----------      -----------

   GPU Power Philippines, Inc. (g)                                   100 shs.            100               100               100

      Magellan Utilities Development Corporation (g)              17,264 shs.             13                 -                 -
    GPU International Asia, Inc. (g)                                 100 shs.            100          (449,863)         (487,956)
    GPU Power Ireland, Inc. (g) (Inactive)                           100 shs.            100                 -                 -
    Hanover Energy Corporation (g) (Inactive)                        100 shs.            100                 -                 -
    EI Power (China) II, Inc. (g) (Inactive)                         100 shs.            100                 -                 -
    EI Power (China) III, Inc. (g) (Inactive)                        100 shs.            100                 -                 -
    Austin Cogeneration Corporation (g) (Inactive)                   100 shs.            100                 -                 -
      Austin Cogeneration Partners, L.P.(g) (Inactive)                (l)                100                 -                 -
    International Power Advisors, Inc. (g)                           100 shs.            100         1,155,883         1,155,883
GPU Capital, Inc. (GPU Capital) (h)                                  100 shs.            100     1,064,171,491     1,064,171,391
    GPU Electric, Inc. (GPU Electric) (h)                            100 shs.            100     1,653,443,429     1,653,443,429
      GPU Brasil, Inc.                                               100 shs.            100                 -                 -
        GPU do Brasil, Ltda.                                       1,000 shs.            100                 -                 -
          GPU Sao Paulo, SA                                        1,000 shs.            100                 -                 -
      GPU Argentina Holdings, Inc. (h)                               100 shs.            100       377,801,464       370,195,582
        GPU Argentine Services Ltd. (h)                              100 shs.            100            89,056            89,038
        Empresa Distribuidora Electrica
         Regional, S.A. (Emdersa) (h)                                100 shs.            100       370,195,582       379,534,554
      GPU Australia Holdings, Inc. (h)                               100 shs.            100       503,089,757       503,089,757
        VicGas Holdings, Inc. (h)                                    100 shs.            100       198,401,957       198,250,137
          GPU GasNet Pty Ltd. (h)                                    100 shs.            100                65                65
          Transmission Pipelines Australia
           (Asset) Pty Limited (h)                                    12 shs.            100          (151,686)         (151,686)
        GPU GasNet Tradings Pty Ltd.                                 100 shs.            100                -                  -
        Victoria Electric Holdings, Inc. (h)                         100 shs.            100        27,026,455        27,026,455
          Victoria Electric, Inc. (h)                                100 shs.            100       169,385,858       169,384,834
        Austran Holdings, Inc. (h)                                   100 shs.            100       263,045,030       263,045,055
          GPU PowerNet Pty Ltd. (h)                           10,000,000 shs.            100        11,137,023        11,025,652
          Austran Investment, Pty Ltd.                                (s)                100     1,262,792,760     1,262,792,760
          GPU PowerNet Investments, Pty Ltd. (h)                      (s)                100       413,277,675       210,771,614
      GPU International Australia Pty Ltd.                    10,000,000 shs.            100           415,971           415,971
      EI UK Holdings, Inc. (h)                                       100 shs.            100       937,010,118       937,010,118
        Avon Energy Partners Holdings (h)                           660,000 shs.         100     1,169,985,185     1,155,934,628
          Avon Energy Partners plc (h)                              660,000 shs.         100     2,551,033,158     2,551,033,157
            Midlands Electricity plc (h)                        392,572,556 shs.         100     2,536,636,121     2,550,686,317

                                        3

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ITEM 1.        SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999
                                  (Continued):

Notes:

(a) Sets forth the percentage of voting securities held directly or indirectly by GPU, Inc.

(b) The business of these electric utility subsidiaries consists primarily of the transmission, distribution and sale of electricity.

     These utility subsidiaries collectively own all of the common stock of Saxton Nuclear Experimental Corporation, a Pennsylvania nonprofit corporation organized for nuclear experimental purposes which is now inactive. The carrying value of the owners' investment has been written down to a nominal value.

(c) Met-Ed and Penelec are exempt as holding companies under Section 3(a) and Rule 2 of the Public Utility Holding Company Act of 1935 (the Act).

(d)  Provides corporate services to the GPU Companies.

(e) Operates, maintains and manages JCP&L's Oyster Creek Nuclear Generating Station.

(f) These subsidiaries are independent power producers, which participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating nonutility qualifying facilities.

(g) These subsidiaries are exempt wholesale generators (EWG) under the provisions of Section 32 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation facilities, both domestically and in foreign countries, the electric energy from which is sold exclusively at wholesale.

(h) These subsidiaries are foreign utility companies (FUCO) under the provisions of Section 33 of the Act. These subsidiaries participate in some or all aspects of promoting, developing, financing, constructing, owning, managing and operating generation, transmission and distribution facilities in foreign countries.

(i)  A 100% General Partnership interest.

(j)  A 1% General Partnership and a 49% Limited Partnership interest.

(k)  A 50% General Partnership interest.

(l)  A 1% General Partnership and a 99% Limited Partnership interest.

(m)  A 1% General Partnership and a 48.9% Limited Partnership interest.





                                        4


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ITEM 1.        SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1999
                                  (Continued):


(n)  A 13.55% preferred equity interest and a 20% common equity interest.

(o)  A 5% Limited Partnership interest.

(p) On December 29, 1999, GPX Acquisition Corp. commenced a cash tender offer to acquire all of the issued and outstanding shares of common stock, $0.01 par value, of MYR Group Inc. (MYR), a Delaware corporation. Following completion of the Tender Offer in April 2000, GPX Acquisition Corp. was merged with and into MYR, with MYR surviving the merger. MYR, an infrastructure service and electrical contracting company headquartered near Chicago, is a wholly-owned subsidiary of GPU, Inc.

(q) GPU Advanced Resources, Inc.'s lines of business include energy services and retail energy sales.

(r) GPU Telcom is an exempt telecommunications company that is involved in telecommunications infrastructure.

(s)  These subsidiaries are 100% owned trusts.



                                        5


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ITEM 2.        ACQUISITIONS OR SALES OF UTILITY ASSETS

     As discussed below, in 1999, Jersey Central Power & Light Company (JCP&L), Metropolitan Edison Company (Met-Ed) and Pennsylvania Electric Company (Penelec), together doing business under the name GPU Energy, completed the sales of the Three Mile Island Unit 1 (TMI-1) nuclear generating station and substantially all of their fossil-fuel and hydroelectric stations.

     The GPU Energy companies sold TMI-1 to AmerGen Energy Company, LLC (AmerGen), a joint venture of PECO Energy and British Energy, for a total purchase price of approximately $100 million. The sale did not have a significant impact on 1999 earnings since TMI-1 had been written down to its fair market value in 1998. The majority of the amount written down and the remaining loss from the sale resulted in the deferral of $528.3 million as a regulatory asset pending separate and further reviews by the New Jersey Board of Public Utilities (NJBPU) and the Pennsylvania Public Utility Commission (PaPUC).

     Penelec sold its 50% interest in the Homer City Station to a subsidiary of Edison Mission Energy for approximately $900 million. As a result, Penelec recorded an after-tax gain of $22.6 million in 1999 for the portion of the gain related to wholesale operations and deferred as a regulatory liability the remaining pre-tax gain of $590.7 million pending further review by the PaPUC.

     Penelec sold its 20% interest in the Seneca Pumped Storage Hydroelectric Generating Station to The Cleveland Electric Illuminating Company for $43 million. The sale resulted in the recording of an after-tax gain of $1.2 million in 1999 for the portion of the gain related to wholesale operations and the deferral of the remaining pre-tax gain of $30.2 million as a regulatory liability pending further review by the PaPUC.

     The GPU Energy companies completed the sales of substantially all of their remaining fossil fuel and hydroelectric generating facilities to Sithe Energies (Sithe) for approximately $1.6 billion (JCP&L's 50% interest in Yards Creek was not included in the sale and the sales of the 66 MW Forked River combustion turbines and 19 MW York Haven hydroelectric station were postponed). The sale resulted in the recording of an after-tax gain of $13.4 million in 1999 for the portion of the gain related to wholesale operations and the deferral of the remaining pre-tax gain of $706.5 million as a regulatory liability pending separate and further reviews by the NJBPU and the PaPUC.

                                        6


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


ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

                                                   Principal Amount
                                                    or Stated Value
                         Name of Company        ------------------------
 Name of Issuer       Issuing, Selling,                        Pledged,
        and           Pledging, Guaranteeing     Issued       Guaranteed      Date of        Commission
   Title of Issue     or Assuming Securities    and Sold      or Assumed     Transaction     Proceeds       Authorization
        (1)                    (2)                 (3)            (4)           (5)            (6)               (7)
------------------    ----------------------   ----------     ----------     -----------     -----------    --------------
Jersey Central Power & Light Company:
-------------------------------------
Performance Guarantees             JCP&L                   $ 8,918,060 (a)     various          n/a            Rule 45
                                                           ===========

Metropolitan Edison Company:
---------------------------

Performance Guarantees             Met-Ed                 $ 21,051,094(b)      various          n/a            Rule 45
                                                          =============

Pennsylvania Electric Company:
------------------------------

Performance Guarantees             Penelec                $ 43,396,169(c)      various          n/a            Rule 45
                                                           ===========

Notes:     (a)    Represents letters of credit for workers compensation insurance
                  ($8,876,560), and miscellaneous surety bonds ($41,500).

Notes:     (b)    Represents  letters  of credit for  workers  compensation
                  insurance ($877,008), surety bonds relating to environmental issues ($2,467,086), a payment and performance surety bond
                  ($2,180,000), a letter of credit relating to the Middletown settlement ($14,400,000) and miscellaneous surety bonds for various purposes ($1,127,000).

Notes:     (c)    Represents   letters  of  credit  for   workers   compensation
                  insurance ($3,443,253), surety bonds relating to environmental issues ($39,359,916), and miscellaneous surety bonds for various purposes ($593,000).


                                        7

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

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES


                                    Name of Company Acquiring                                            Authorization
Name of Issuer                      or Retiring Securities               Consideration    Disposition    or Exemption
-------------                       -------------------------            -------------    -----------    ------------
  JCP&L:

    Cumulative Preferred Stock                 JCP&L                      $ 31,243,957     Redeemed           Rule 42
                                                                          ============

  Met-Ed:
    Cumulative Preferred Stock                 Met-Ed                     $ 12,610,864     Redeemed           Rule 42
                                                                          ============
    First Mortgage Bonds                       Met-Ed                     $ 30,693,250     Retired            Rule 42
                                                                          ============

   Penelec:
    Cumulative Preferred Stock                 Penelec                    $ 17,584,443     Redeemed           Rule 42
                                                                          ============
    First Mortgage Bonds                       Penelec                    $610,016,017     Redeemed           Rule 42
                                                                          ============






NOTE:  See pages 9 to 10 for a detailed description of the above transactions.



                                        8
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


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):


                                                        Principal
   Name of Issuer        Name of Company        Amount or Stated Value
        and           Acquiring, Redeeming or                Redeemed       Date of                       Commission
   Title of Issue       Retiring Securities    Acquired     and Retired   Transaction   Consideration    Authorization
        (1)                       (2)              (3)           (4)          (5)            (6)              (7)
------------------    ----------------------   ----------   ----------    -----------     -----------    --------------

Jersey Central Power &
   Light Company

Cumulative Preferred Stock:
 7.52% Series K    JCP&L                                  $  5,000,000      06-01-99   $  5,031,674        Rule 42
 7.88% Series E    JCP&L                                    25,000,000      12-27-99     26,212,283        Rule 42
                                                          ------------                 ------------
                                                          $ 30,000,000                 $ 31,243,957
                                                          ============                 ============

Metropolitan Edison
   Company

Cumulative Preferred Stock:

 3.90% Series      Met-Ed                                 $  6,438,400      02-19-99   $  6,834,748
 4.35% Series      Met-Ed                                    2,251,700      02-19-99      2,360,727        Rule 42
 3.85% Series      Met-Ed                                      925,200      02-19-99        967,056        Rule 42
 3.80% Series      Met-Ed                                      798,200      02-19-99        839,842        Rule 42
 4.45% Series      Met-Ed                                    1,534,000      02-19-99      1,608,491        Rule 42
                                                          ------------                 ------------
                                                          $ 11,947,500                $ 12,610,864
                                                          ============                 ============

Pennsylvania Electric
       Company

Cumulative Preferred Stock:
 4.40% Series B    Penelec                                $  2,967,800      02-19-99     $3,241,669        Rule 42
 3.70% Series C    Penelec                                   4,956,800      02-19-99      5,245,385        Rule 42
 4.05% Series D    Penelec                                   2,821,900      02-19-99      2,975,129        Rule 42
 4.70% Series E    Penelec                                   1,410,300      02-19-99      1,499,064        Rule 42
 4.50% Series F    Penelec                                   1,708,100      02-19-99      1,798,117        Rule 42
 4.60% Series G    Penelec                                   2,683,600      02-19-99      2,825,079        Rule 42
                                                          ------------                 ------------
                                                          $ 16,548,500                 $ 17,584,443
                                                          ============                 ============


                                        9

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

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):


                                                        Principal
   Name of Issuer        Name of Company          Amount or Stated Value
        and           Acquiring, Redeeming or                  Redeemed       Date of                   Commission
   Title of Issue       Retiring Securities      Acquired     and Retired   Transaction  Consideration   Authorization
        (1)                     (2)                 (3)           (4)           (5)           (6)              (7)
------------------    ----------------------    ----------    ----------    -----------     -----------    --------------

Metropolitan Edison
   Company

First Mortgage Bonds:
  7.05%  Series B, due 1999          Met-Ed                 $ 30,000,000      11-29-99   $ 30,693,250            Rule 42
                                                            ============                 ============

Pennsylvania Electric
       Company

First Mortgage Bonds:
  8.70%  Series, due 2001            Penelec                $ 30,000,000      04-19-99   $ 30,565,500            Rule 42
  7.92%  Series, due 2002            Penelec                  10,000,000      04-19-99     10,171,600            Rule 42
  8.05%  Series, due 2006            Penelec                  10,000,000      04-19-99     10,174,417            Rule 42
  7.43%  Series, due 2002            Penelec                  30,000,000      04-19-99     30,297,200            Rule 42
  7.48%  Series, due 2004            Penelec                  40,000,000      04-19-99     40,398,933            Rule 42
  7.40%  Series, due 2002            Penelec                  10,000,000      04-19-99     10,098,667            Rule 42
  7.40%  Series, due 2003            Penelec                  10,000,000      04-19-99     10,098,667            Rule 42
  8.33%  Series, due 2022            Penelec                  20,000,000      04-19-99     20,222,133            Rule 42
  6.15%  Series, due 2000            Penelec                  30,000,000      04-19-99     30,246,000            Rule 42
  6.60%  Series, due 2003            Penelec                  30,000,000      04-19-99     30,264,000            Rule 42
  7.49%  Series, due 2023            Penelec                  30,000,000      04-19-99     30,299,600            Rule 42
  6.10%  Series, due 2004            Penelec                  30,000,000      04-19-99     30,549,000            Rule 42
  6.35%  Series, due 2006            Penelec                  40,000,000      04-19-99     40,762,000            Rule 42
  6.55%  Series, due 2009            Penelec                  50,000,000      04-19-99     50,982,500            Rule 42
  8.38%  Series, due 2024            Penelec                  40,000,000      04-19-99     41,005,600            Rule 42
  8.61%  Series, due 2025            Penelec                  30,000,000      04-19-99     30,774,900            Rule 42
  7.53%  Series, due 2025            Penelec                  40,000,000      04-19-99     40,903,600            Rule 42
  6.70%  Series, due 2005            Penelec                  30,000,000      04-19-99     30,603,000            Rule 42
  6.80%  Series, due 2001            Penelec                  20,000,000      04-19-99     20,408,000            Rule 42
  7.02%  Series, due 2003            Penelec                  20,000,000      04-19-99     20,421,200            Rule 42
  Variable Rate Series,
   due 1999                          Penelec                  50,000,000      04-19-99   $ 50,769,500            Rule 42
                                                            ------------                 ------------
                                                            $600,000,000                 $610,016,017
                                                            ============                 ============

                                       10




ITEM 5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF          DECEMBER 31, 1999



                                                            Equity Securities                  Nature of     Owner's
                                                  -------------------------------------
Name of Issuer            Security Owned          Shares Owned         % of Voting Power       Business     Book Value
--------------            --------------          -----------          -----------------       --------     ----------

                                                                                        Develop, manufacture
                                                                                        and market
Ballard Generation          Common                                                      stationary fuel
Systems Inc.                Stock                  1,490,301 (1)           7.41%        cell power system         $13,399,920


                                                                                        Develop, manufacture
Ballard Power               Common share                                                and market fuel cells
Systems Inc.                purchase warrant              -                   -         and related systems            97,000

                            Limited Partnership                                         Investment
EnviroTech                  Interest                      -                9.90%        company                    2,658,952

Waterford
Development                 Common
Corporation                 Stock                         50               6.25%           (2)                         5,000

Greater Reading             Limited
Development                 Partnership
Partnership                 Interest                      -                5.58%           (3)                        63,495

Australian Gas              Common                                                      Australian electric
Light Company               Stock                  4,569,482                .35%        and gas distribution
                                                                                        company                    26,946,115

(1)       Includes 490,300 nonvoting shares.

(2) Participation loans to development corporations to assist in the expansion and development of industrial and commercial activities by providing financial assistance to small, emerging businesses.

(3) A nonprofit business that provides loans to development corporations to assist in the development of commercial real estate and multi-unit homes in the downtown Reading, Pennsylvania area.

                                       11



ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1999
                                                        NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                        -------------------------------------------

                                                       GPU     GPU   GPU                          GPU     GPU
                                                 GPU  INT'L  POWER Capital  (H)   GPUS   GPUN     AR    TELCOM
                                               -----  -----  ----- -------  ----  -----   ----  -----    ------

F. D. Hafer (A) (N)                             CH-P-D  D       D    CH-D        CH-P-D  CB-D     CH-D      D
-----------------------------------------------------------------------------------------------------------------

T. H. Black
  New Canaan, CT                                  D
-----------------------------------------------------------------------------------------------------------------

T. B. Hagen
  Custom Engineering Company, Erie, PA            D
-----------------------------------------------------------------------------------------------------------------

H. F. Henderson, Jr. (L)
  H. F. Henderson Ind., W. Caldwell, NJ           D
-----------------------------------------------------------------------------------------------------------------

J. M. Pietruski
  Texas Biotechnology Corp., Houston, TX          D
-----------------------------------------------------------------------------------------------------------------

C. A. Rein
  Metropolitan Property and Casualty Ins.
  Co., Warwick, RI                                D
-----------------------------------------------------------------------------------------------------------------

B. S. Townsend
  Dorset, England                                 D
-----------------------------------------------------------------------------------------------------------------

C. A. H. Trost
  Potomac, MD                                     D                                        D
-----------------------------------------------------------------------------------------------------------------

Dr. P. K. Woolf
  Princeton, NJ                                   D
-----------------------------------------------------------------------------------------------------------------

K. L. Wolfe
  Hershey Foods Corporation, Hershey, PA          D
-----------------------------------------------------------------------------------------------------------------

S. K. Cepeda (A)                                 AS                               AS
-----------------------------------------------------------------------------------------------------------------

T. G. Howson (B)                                 VP-T               VP-T         VP-T     VP-T  VP-T     VP-T
-----------------------------------------------------------------------------------------------------------------

I. H. Jolles (A) (J)                             SVP     D      D     D          EVP-D     VP
-----------------------------------------------------------------------------------------------------------------

B. L. Levy (A) (I)                               SVP     D      D    P-D         EVP-D     VP     D       D
-----------------------------------------------------------------------------------------------------------------

P. E. Maricondo (B)                              VP-C               VP-C    VP-C VP-C
-----------------------------------------------------------------------------------------------------------------



                                       12



ITEM 6.  OFFICERS AND DIRECTORS
PART I.  AS OF DECEMBER 31, 1999

                                                         NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                         -------------------------------------------

                                                                                 YORK
                                                                                 HAVEN  NINEVEH  WAVERLY              GPX
                                                                                 POWER   WATER     ELEC.            ACQUISITION
                                                JCP&L  (K)  MET-ED PENELEC (M)    CO.     CO.      CO.     SAXTON     CORP
                                               -----  -----  ----- -------  ----  -----  ----    -----    ------    ------------
F. D. Hafer (A)(N)                              CB-D         CB-D    CB-D                                    D        CH-D
--------------------------------------------------------------------------------------------------------------------------------

T. H. Black
  New Canaan, CT
---------------------------------------------------------------------------------------------------------------------------------

T. B. Hagen
  Custom Engineering Company, Erie, PA
--------------------------------------------------------------------------------------------------------------------------------

H. F. Henderson, Jr. (L)
  H. F. Henderson Ind., W. Caldwell, NJ
--------------------------------------------------------------------------------------------------------------------------------

J. M. Pietruski
  Texas Biotechnology Corp., Houston, TX
--------------------------------------------------------------------------------------------------------------------------------

C. A. Rein
  Metropolitan Property and Casualty Ins.
  Co., Warwick, RI
--------------------------------------------------------------------------------------------------------------------------------

B. S. Townsend
  Dorset, England
--------------------------------------------------------------------------------------------------------------------------------

C. A. H. Trost
  Potomac, MD
--------------------------------------------------------------------------------------------------------------------------------

Dr. P. K. Woolf
  Princeton, NJ
--------------------------------------------------------------------------------------------------------------------------------

K. L. Wolfe
  Hershey Foods Corporation, Hershey, PA
--------------------------------------------------------------------------------------------------------------------------------

S. K. Cepeda (A)
--------------------------------------------------------------------------------------------------------------------------------

T. G. Howson (B)                                VP-T  VP-T  VP-T   VP-T   VP-T            T       T-D         T          T
--------------------------------------------------------------------------------------------------------------------------------

I. H. Jolles (A) (J)                             VP          VP     VP
--------------------------------------------------------------------------------------------------------------------------------

B. L. Levy (A) (I)                               VP          VP     VP                                                 P-D
--------------------------------------------------------------------------------------------------------------------------------

P. E. Maricondo (B)                                                                        C
--------------------------------------------------------------------------------------------------------------------------------








                                       13





ITEM 6. OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                         NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                         -------------------------------------------

                                                       GPU    GPU    GPU                        GPU       GPU
                                                 GPU  INT'L  POWER CAPITAL  (H)   GPUS   GPUN   AR       TELCOM
                                              -----  -----  ----- -------  ----  -----  ----    -----    ------


S. L. Guibord (A)                                 S                                 S      S     S         S
-----------------------------------------------------------------------------------------------------------------

S. H. Somich (B)                                 AT                  AT            AT     AT
-----------------------------------------------------------------------------------------------------------------

R. L. Wise (E) (R)                                                                 P-D     D              P-D
-----------------------------------------------------------------------------------------------------------------

M. A. Hughes (G) (O)                                  CH-D   CH-D                  EVP
-----------------------------------------------------------------------------------------------------------------

G. E. Persson
  Business Dynamics Assoc., Lakewood NJ
-----------------------------------------------------------------------------------------------------------------

S. C. Van Ness
  Herbert, Van Ness, Cayci & Goodwell
  Princeton, NJ
-----------------------------------------------------------------------------------------------------------------

S. B. Wiley
  Wiley, Malehorn & Sirota, Morristown, NJ
-----------------------------------------------------------------------------------------------------------------

P. R. Chatman (B)                                                                  AC     AC
-----------------------------------------------------------------------------------------------------------------

C. B. Snyder (A)                                                                  EVP-D           D
-----------------------------------------------------------------------------------------------------------------

D. C. Brauer (A)                                                                   VP
-----------------------------------------------------------------------------------------------------------------

M. J. Connolly (A)                                                                 VP
-----------------------------------------------------------------------------------------------------------------

C. Brooks (E)                                                                      VP                     VP
-----------------------------------------------------------------------------------------------------------------

D. J. Howe (A) (P)                                                                 VP                     VP
-----------------------------------------------------------------------------------------------------------------

C. A. Mascari (C)                                                                  VP                     VP
-----------------------------------------------------------------------------------------------------------------

M. P. O'Flynn (E)                                                                  VP                     VP
-----------------------------------------------------------------------------------------------------------------

C. A. Stinger
  GPUS, Washington, DC                                                             VP
-----------------------------------------------------------------------------------------------------------------






                                       14



ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                         NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                         -------------------------------------------

                                                                                  YORK
                                                                                 HAVEN NINEVEH WAVERLY           GPX
                                                                                 POWER  WATER   ELEC.          ACQUISITION
                                                JCP&L (K)  MET-ED PENELEC  (M)     CO.   CO.     CO.    SAXTON    CORP.
                                              -----  -----  ----- -------  ----  -----  ----    -----  ------   ---------

S. L. Guibord (A)                                S     S      S      S      S      S      S      S        S       S
--------------------------------------------------------------------------------------------------------------------------

S. H. Somich (B)                                 AT    VP     AT     AT     VP
--------------------------------------------------------------------------------------------------------------------------

R. L. Wise (E) (R)                              P-D    P-D    P-D    P-D    P-D    P     P-D    P-D     P-D
--------------------------------------------------------------------------------------------------------------------------

M. A. Hughes (G) (O)
--------------------------------------------------------------------------------------------------------------------------

G. E. Persson
  Business Dynamics Assoc., Lakewood NJ         D
---------------------------------------------------------------------------------------------------------------------------

S. C. Van Ness
  Herbert, Van Ness, Cayci & Goodell            D
  Princeton, NJ
--------------------------------------------------------------------------------------------------------------------------

S. B. Wiley                                     D
  Wiley, Malehorn & Sirota, Morristown, NJ
--------------------------------------------------------------------------------------------------------------------------

P. R. Chatman (B)                                AC           AC     AC
--------------------------------------------------------------------------------------------------------------------------

C. B. Snyder (A)                                 D            D       D                          D
--------------------------------------------------------------------------------------------------------------------------

D. C. Brauer (A)                                                                                                VP-D
--------------------------------------------------------------------------------------------------------------------------

M. J. Connolly (A)
--------------------------------------------------------------------------------------------------------------------------

C. Brooks (E)                                   VP            VP     VP
--------------------------------------------------------------------------------------------------------------------------

D. J. Howe (A) (P)                              VP            VP     VP
--------------------------------------------------------------------------------------------------------------------------

C. A. Mascari (C)                               VP            VP     VP            C-D     D
--------------------------------------------------------------------------------------------------------------------------

M. P. O'Flynn (E)                              VP-C-D       VP-C-D  VP-C-D
--------------------------------------------------------------------------------------------------------------------------

C. A. Stinger
  GPUS, Washington, DC
--------------------------------------------------------------------------------------------------------------------------






                                       15




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                        NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                        -------------------------------------------

                                                    GPU    GPU    GPU                          GPU      GPU      GPU
                                             GPU   INT'L  POWER CAPITAL   (H)    GPUS   GPUN   GENCO    AR      TELCOM
                                            -----  -----  ----- -------  ----   -----   ----   -----  ------   ---------
R. S. Zechman (E)                                                                 VP                            VP
--------------------------------------------------------------------------------------------------------------------------

T. G. Broughton (D)                                                                      P-D
--------------------------------------------------------------------------------------------------------------------------

W. A. Wilson
  ICC Technologies, Hatboro, PA                                                           D
--------------------------------------------------------------------------------------------------------------------------

M. B. Roche (A)
                                                                                  SVP    VP
--------------------------------------------------------------------------------------------------------------------------

D. Furlong (D)                                                                          AS-C
--------------------------------------------------------------------------------------------------------------------------

M. E. Gramlich (A)                                                                                               AS
--------------------------------------------------------------------------------------------------------------------------

A. H. Rone (D)                                                                          VP-D
--------------------------------------------------------------------------------------------------------------------------

J. F. Wilson (D)                                                                         VP
--------------------------------------------------------------------------------------------------------------------------

S. Barish-Straus (D)                                 S      S      S      S
--------------------------------------------------------------------------------------------------------------------------

F. Dominguez (D)(Q)                                 VP-C   VP-C
--------------------------------------------------------------------------------------------------------------------------


                                       16




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                        NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                        -------------------------------------------

                                                                                 YORK
                                                                                 HAVEN  NINEVEH WAVERLY           GPX
                                                                                 POWER  WATER    ELEC.         ACQUISITION
                                               JCP&L  (K)   MET-ED PENELEC  (M)  CO.    CO.       CO.  SAXTON     CORP.
                                               ----- -----  ----- -------  ----  -----   ----   -----   ------   ---------

R. S. Zechman (E)                                VP          VP      VP                  VP-D     D
--------------------------------------------------------------------------------------------------------------------------

T. G. Broughton (D)                                                                                     CH-D
--------------------------------------------------------------------------------------------------------------------------

W. A. Wilson
  ICC Technologies, Philadelphia, PA
--------------------------------------------------------------------------------------------------------------------------

M. B. Roche (A)                                 SVP          VP      VP                           VP-D     D
--------------------------------------------------------------------------------------------------------------------------

D. Furlong (D)
--------------------------------------------------------------------------------------------------------------------------

M. E. Gramlich (A)                               AS          AS      AS      AS
--------------------------------------------------------------------------------------------------------------------------

A. H. Rone (D)                                                                                          EVP-D
--------------------------------------------------------------------------------------------------------------------------

J. F. Wilson (D)
--------------------------------------------------------------------------------------------------------------------------

S. Barish-Straus (D)
--------------------------------------------------------------------------------------------------------------------------

F. Dominguez (D)(Q)
--------------------------------------------------------------------------------------------------------------------------

                                       17




ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                        NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                        -------------------------------------------

                                                      GPU    GPU    GPU                         GPU     GPU
                                                GPU  INT'L  POWER CAPITAL    (H)  GPUS   GPUN   AR     TELCOM
                                               ----- -----  ----- -------   ---- -----   ----   -----  ------

M. Freddo (D)                                         AC      AC     AC      AC
--------------------------------------------------------------------------------------------------------------

R. J. Guy (D)                                         VP      VP             VP
--------------------------------------------------------------------------------------------------------------

R. P. Lantzy (D)                                      P-D     P-D            P-D
--------------------------------------------------------------------------------------------------------------

B. Matheson (D)                                       VP      VP     VP
--------------------------------------------------------------------------------------------------------------

W. C. Matthews II (E)                                 AS      AS
--------------------------------------------------------------------------------------------------------------

J. A. McTear (D)                                      VP      VP     VP      VP
--------------------------------------------------------------------------------------------------------------


                                                                             S-I
W. H. Thomson (D)                                     AS      AS     AS     AS-D
--------------------------------------------------------------------------------------------------------------

R. S. Plenderleith (F)                                                                          P
--------------------------------------------------------------------------------------------------------------

E. F. Beglin (E)
--------------------------------------------------------------------------------------------------------------

G. A. Kuehn (D)
--------------------------------------------------------------------------------------------------------------

L. A. Lenhart (C)
--------------------------------------------------------------------------------------------------------------

D. Weaver (E)
--------------------------------------------------------------------------------------------------------------

K. L. Bortz (F)  C
--------------------------------------------------------------------------------------------------------------

P. J. Panarella (F)                                                                            AS
--------------------------------------------------------------------------------------------------------------

J. Pagliuca (D)                                                      AT
--------------------------------------------------------------------------------------------------------------




                                       18


ITEM 6.  OFFICERS AND DIRECTORS (Continued):
PART I.  AS OF DECEMBER 31, 1999

                                                        NAMES OF GPU COMPANIES WITH WHICH CONNECTED
                                                        -------------------------------------------

                                                                                 YORK
                                                                                HAVEN  NINEVEH WAVERLY           GPX
                                                                                POWER   WATER  ELEC.            ACQUISITION
                                               JCP&L  (K)  MET-ED PENELEC  (M)    CO.    CO.    CO.    SAXTON    CORP.
                                               ----- -----  ----- -------  ---- -----   ----   -----   ------   ---------


M. Freddo (D)
---------------------------------------------------------------------------------------------------------------------------

R. J. Guy (D)
---------------------------------------------------------------------------------------------------------------------------

R. P. Lantzy (D)                                 VP          VP     VP
---------------------------------------------------------------------------------------------------------------------------

B. Matheson (D)
---------------------------------------------------------------------------------------------------------------------------

W. C. Matthews II (E)                            AS   AS     AS     AS     AS
---------------------------------------------------------------------------------------------------------------------------

J. A. McTear (D)
---------------------------------------------------------------------------------------------------------------------------

W. H. Thomson (D)
---------------------------------------------------------------------------------------------------------------------------

R. S. Plenderleith (F)
---------------------------------------------------------------------------------------------------------------------------

E. F. Beglin (E)                                                                                           C
---------------------------------------------------------------------------------------------------------------------------

G. A. Kuehn (D)                                                                                           VP
---------------------------------------------------------------------------------------------------------------------------

L. A. Lenhart (C)                                                                 T
---------------------------------------------------------------------------------------------------------------------------

D. Weaver (E)                                                                     VP
---------------------------------------------------------------------------------------------------------------------------

K. L. Bortz (F)
---------------------------------------------------------------------------------------------------------------------------

P. J. Panarella (F)
---------------------------------------------------------------------------------------------------------------------------

J. Pagliuca (D)
---------------------------------------------------------------------------------------------------------------------------

                                       19

PART I.  AS OF DECEMBER 31, 1999


(A)    Address is 300 Madison Avenue, Morristown, NJ.

(B)    Address is 310 Madison Avenue, Morristown, NJ.

(C)    Address is Rt. 183 & Van Reed Road, Reading, PA.

(D)    Address is One Upper Pond Road, Parsippany, NJ.

(E)    Address is 2800 Pottsville Pike, Muhlenberg Township, PA.

(F)    Address is 2675 Morgantown Road, Reading, PA.

(G)    Address is MEB Whittington, Worester WR52RB, United Kingdom

(H) Includes some or all of the following the following GPU Electric/GPU International Group companies: Elmwood Energy Corporation, Armstrong Energy Corporation, Geddes Cogeneration Corporation, NCP Lake Power, Inc., NCP Gem, Inc., Umatilla Groves, Inc., NCP Dade Power, Inc., NCP Pasco, Inc., NCP Brooklyn Power, Inc., NCP Commerce Power, Inc., NCP Houston Power, Inc., NCP Perry, Inc., NCP New York, Inc., EI Selkirk, Inc., EI Canada Holding, Ltd., EI Brooklyn Power, Ltd., EI Services Canada, Ltd., EI Brooklyn Investments, Ltd., EI International, EI Fuels Corporation, EI Services, Inc., GPU International Asia, Inc., GPU Power Ireland, Inc., Hanover Energy Corporation, Guaracachi America, Inc., EI Barranquilla, Inc., Barranquilla Lease Holding, Inc., Los Amigos Leasing Company, Ltd., Austin Cogeneration Corporation, International Power Advisors, Inc., GPU Power Philippines, Inc., Victoria Electric Holdings, Inc., Victoria Electric, Inc., GPU Electric, Inc., GPU Australia Holdings, Inc., Austran Holdings, Inc., EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc, Geddes II Corporation, NCP Energy, Inc., GPU Generation Service - Pasco, Inc., GPU Solar, Inc., Magellan Utilities Development Corporation, GPU Brasil, Inc., GPU Argentina Holdings, Inc., Empresa Distribuidora Electrica Regional, S.A. (Emdersa), VicGas Holdings, Inc., and Midlands Electricity plc.

(I) B. L. Levy is also Chairman of Emdersa and a Director of Avon Energy Partners Holdings, Avon Energy Partners plc and Midlands Electricity plc.

(J) I. H. Jolles is also Vice Chairman of Emdersa and a Director of Midlands Electricity plc, EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc and GPU Electric, Inc.

(K) Includes the following companies: JCP&L Preferred Capital, Inc., and JCP&L Capital, L.P.

(L)   H. F. Henderson, Jr. retired April 1, 2000.

PART I.  AS OF DECEMBER 31, 1999


(M) Includes the following companies: Met-Ed Preferred Capital, Inc., Met-Ed Capital, L.P., Penelec Preferred Capital, Inc., and Penelec Capital, L.P.

(N) F. D. Hafer is also a Director of Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc and GPU Electric, Inc.

(O) M. A. Hughes is also a Director of Avon Energy Partners Holdings, Avon Energy Partners plc, Midlands Electricity plc and President, CEO and Director of GPU Electric, Inc.

(P) D. J. Howe, effective January 31, 2000, resigned as Vice President of JCP&L, Met-Ed and Penelec and was elected Vice President of GPUS.

(Q) F. Dominguez, effective February 1, 2000, resigned as Vice President and Comptroller of GPUI and GPU Power.

(R) M. J. Chesser, effective April 17, 2000, was elected President - Operations Division and Director of GPUS, President and Director of JCP&L, Met-Ed and Penelec (replacing R. L. Wise), and a Director of GPUN.

         PART I.  AS OF DECEMBER 31, 1999





                         KEY

               CH    -      Chairman
               CB    -      Chairman of the Board

                D    -      Director
                P    -      President

               EVP   -      Executive Vice President
               SVP   -      Senior Vice President
               VP    -      Vice President

                C    -      Comptroller
                T    -      Treasurer
                S    -      Secretary

               S-D   -      Secretary (Domestic Companies)
               S-I   -      Secretary (International Companies)
               AS    -      Assistant Secretary
              AS-D   -      Assistant Secretary (Domestic Companies)
              AS-I   -      Assistant Secretary (International Companies)
               AT    -      Assistant Treasurer
               AC    -      Assistant Comptroller

Part II. AS OF DECEMBER 31, 1999


                        NAME AND LOCATION         POSITION HELD     APPLICABLE
NAME OF OFFICER                OF                 IN FINANCIAL      EXEMPTION
  OR DIRECTOR         FINANCIAL INSTITUTION        INSTITUTION         RULE
--------------        ----------------------      ------------      ----------

C. A. Rein             Bank of New York             Director             70(b)
                       New York, NY

S. B. Wiley            First Morris Bank            Director
                       Morristown, NJ               (Chairman)           70(c)

R. L. Wise             U.S. Bancorp, Inc.           Director             70(f)
                       Johnstown, PA

 "     "               U.S. Bancorp                 Director             70(f)
                       Trust Company
                       Johnstown, PA

 "     "               U.S. National Bank           Director             70(f)
                       of Johnstown
                       Johnstown, PA

Part III.


     Information concerning the compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec is filed as Exhibit F-1 to this Form U5S.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS



All payments relating to (1) any political party, candidate for public office or holder of such office, or any committee or agent therefor; or (2) any citizens group, or public relations counsel are reported on GPU Service, Inc.'s Form U-13-60 and are therefore excluded from this filing.



ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.
                                             Serving        Receiving
Transaction                                  Company         Company         Compensation
-----------------                            -------        ---------       --------------
                                                                            (In Thousands)
Allenhurst Remittance Center                  JCP&L          Met-Ed             $   624
Building Costs                                  "            Penelec                726

Phillipsburg building costs                   JCP&L          Met-Ed                 328
allocated to Corporate Plant                    "            Penelec                382
Accounting Department

Morristown Headquarters                       JCP&L          GPUS                 2,384
Building Costs

Building Costs Associated with the            JCP&L          Met-Ed                  28
Boonton Line Department Facility                "            Penelec                 32

Revenues Associated with the                  JCP&L          GPU Telcom           1,012
use of company assets

Total JCP&L                                                                     $ 5,516


Occupancy charges related to                  Met-Ed         JCP&L              $ 6,763
the Pottsville Pike facility                     "           Penelec              4,343

Occupancy charges related to                  Met-Ed         JCP&L                   97
the Bethel Meter Shop facility                   "           Penelec                 60

Occupancy charges related to                  Met-Ed         Penelec                108
the Sylvan Region building

Occupancy charges related to                  Met-Ed         GPUS                   423
the Gateway building

Revenues associated with                      Met-Ed         GPU Telcom             983
the use of company assets

Total Met-Ed                                                                    $12,777


Occupancy charges associated                  Penelec        JCP&L              $   574
with the Broad Street facility                   "           Met-Ed                 308
                                                 "           GPUS                   364
                                                 "           GENCO                2,058

Occupancy charges associated with             Penelec        GENCO                  132
the Brookville facility

Revenues associated with the                  Penelec        GPU Telcom             316
use of company assets

Other                                         Penelec        Met-Ed                  26

Total Penelec                                                                   $ 3,778

                                       26


Part I.


A Mutual Assistance Agreement, approved by the Pennsylvania Public Utility Commission by order dated December 15, 1993, between and among Met-Ed, Penelec, JCP&L, GPUN and GPUS covering various affiliate transactions in goods and services remains in effect at year-end.

Service Agreement, between GPUS and GPU AR dated as of June 30, 1997 covering various affiliate transactions in goods and services remains in effect at year-end.

Agreement between and among JCP&L, Met-Ed, Penelec, GPUS, GPU AR and GPU Telcom dated as of April 25, 1997 covering various affiliate transactions in services remains in effect at year-end.

Part II.

  None.

Part III.

  None.

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):

Geddes II Corporation, Geddes Cogeneration Corporation and Onondaga Cogeneration Limited Partnership

Part I.

(a) At December 31, 1999, GPU International, Inc. (GPUI), through its wholly-owned subsidiaries Geddes II Corporation (50% limited partner) and Geddes Cogeneration Corporation (1% general partner and 49% limited partner) owned 100% of Onondaga Cogeneration Limited Partnership (Onondaga).

      Onondaga is a limited partnership organized to construct, own and operate an 80 MW cogeneration project located in Geddes, New York which was placed into commercial operation in 1993. Onondaga sells substantially all of its steam output to Crucible Specialty Metals for use in an adjacent industrial facility and its electrical output to Niagara Mohawk Power Corporation.

(b) At December 31, 1999, GPUI, through its wholly-owned subsidiaries Geddes II Corporation and Geddes Cogeneration Corporation had an investment of $(8,876,038) in Onondaga.

(c)   Ratio of debt to common equity of Onondaga - Not applicable.

      Accumulated earnings of Onondaga - $20,126,698

(d)   None.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to Onondaga is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Onondaga as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU International, Inc.'s consolidating financial statements.

EI Selkirk, Inc. and Selkirk Cogeneration Partners Limited Partnership

Part I.

(a) At December 31, 1999, GPU International, Inc. (GPUI), through its wholly-owned subsidiary EI Selkirk, Inc., owned a 13.55% preferred interest and a 19% common interest in Selkirk Cogeneration Partners Limited Partnership (Selkirk).

      Selkirk is a Delaware limited partnership and was formed for the purpose of constructing, owning and operating two natural gas-fired combined-cycle cogeneration facilities located in Bethlehem, New York. The facilities are
      79.9 and 270 megawatts  (MW) each with a combined  average net capacity of
      349.9 MW producing steam and electricity.

(b) At December 31, 1999, GPUI through its wholly-owned subsidiary EI Selkirk, Inc. had an investment of $7,758,210 in Selkirk.

(c)   Ratio of debt to common equity of Selkirk - (7.5):1

      Accumulated earnings of Selkirk - $26,652,720

(d)   None.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to Selkirk is provided in Exhibit H-1.

Financial statements of Selkirk Cogeneration Partners Limited Partnership as of and for the year ended December 31, 1999 are incorporated by reference to Selkirk's 1999 Form 10-K filed with the SEC.

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments Limited and EI Services Canada Limited

Part I.

(a) At December 31, 1999, GPU International, Inc. (GPUI), through its wholly-owned subsidiary EI Canada Holding Limited, owned 100% of EI Services Canada Limited and EI Brooklyn Power Ltd. EI Brooklyn Power Ltd. owns 100% of EI Brooklyn Investments Ltd.

(b) At December 31, 1999, GPUI had an investment of $(91,072) in EI Canada Holding Limited and subsidiaries.

(c) Ratio of debt to common equity of EI Canada Holding Limited and subsidiaries - Not applicable

       Accumulated losses of EI Canada Holding Limited and subsidiaries - $10,520,591

(d)   None.


Part II.

An organizational chart showing the relationship of GPU International, Inc. to EI Canada Holding Limited and subsidiaries is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding Limited and subsidiaries as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU International, Inc.'s consolidating financial statements. Filed pursuant to request for confidential treatment, financial statements of EI Services Canada Limited are provided in exhibit I-1.

NCP Houston Power, Inc., NCP Perry, Inc. and Mid Georgia Cogeneration L.P.

Part I.

(a) At December 31, 1999, GPU International, Inc. (GPUI), through its wholly-owned subsidiaries NCP Perry, Inc. (30% limited partner) and NCP Houston Power, Inc. (1% general partner and 19% limited partner) owned 50% of Mid-Georgia Cogen L.P. (Mid-Georgia).

       Mid-Georgia is a limited partnership organized to construct, finance, own and/or lease, operate and manage a 300 megawatt natural gas and oil fired cogeneration facility (the Project) located in Kathleen, Georgia. The Project was placed into commercial operation in 1998 and sells all of its steam output to Frito-Lay, Inc. for use in an adjacent industrial facility and substantially all of its electrical output to Georgia Power Company, although the Project has the option to sell power to other wholesale parties subject to the receipt of necessary third party consent.

(b) At December 31, 1999, GPUI, through its wholly-owned subsidiaries NCP Perry, Inc. and NCP Houston Power, Inc. had an investment of $19,055,789 in Mid-Georgia.

      As of December 31, 1999, GPUI had guaranteed a letter of credit in the amount of $641,500 on behalf of Mid-Georgia in connection with certain terms and conditions contained in the Power Purchase Agreement between Mid-Georgia and Georgia Power Company.

      GPUI has guaranteed payments under a Natural Gas Facilities Agreement between EI Fuels Corporation (EI Fuels), a wholly-owned subsidiary of GPUI and the City of Warner Robins. At December 31, 1999, this guarantee amounted to $4,464,000.

(c)   Ratio of debt to common equity of Mid-Georgia - 3.07:1

      Accumulated earnings of Mid-Georgia - $4,902,223

(d) Mid-Georgia has entered into a Fuel Supply and Management Agreement with EI Fuels, a wholly-owned subsidiary of GPUI. The agreement provides for a natural gas supply, transportation and balancing as well as the acquisition and delivery of fuel oil. The term of the agreement extends through February 2026.

      EI Services, Inc., a wholly owned subsidiary of GPUI, is entitled to an annual operations and maintenance fee of $500,000 for operating the Project and an operator incentive fee for exceeding specified operational levels.

Part II.

      An organization chart showing the relationship of GPU International, Inc. to Mid-Georgia is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Mid-Georgia as of and for the year ended December 31, 1999 are provided in
Exhibit I-1 as part of GPU International, Inc.'s consolidating financial statements.

GPU Power, Inc.

Part I.

(a) At December 31, 1999, GPU, Inc. (GPU) owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) At December 31, 1999,  GPU had an investment of  $106,768,366  in GPU Power,
Inc.

(c)   Ratio of debt to common equity - Not applicable.

      Accumulated earnings of GPU Power, Inc. - $8,879,409

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Power, Inc. as of and for the year ended December 31, 1999 are provided in Exhibit I-1.

Guaracachi America, Inc. and Empresa Guaracachi S.A.

Part I.

(a)    At  December  31,  1999,  GPU  Power,   Inc.,  through  its  wholly-owned
       subsidiary Guaracachi America, Inc., owned 50% of Empresa Guaracachi S.A.

      Empresa Guaracachi S.A. is a Bolivian corporation having three facilities located in Bolivia in and around the cities of Santa Cruz, Sucre and Potosi. It is an electric generating company having an aggregate capacity of 339 megawatts.

(b) At December 31, 1999, GPU through its wholly-owned subsidiary GPU Power, Inc., had an investment of $49,919,927 in Empresa Guaracachi S.A.

(c)   Ratio of debt to common equity of Empresa Guaracachi S.A. - .53:1

      Accumulated earnings of Empresa Guaracachi S.A. - $5,628,735

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Empresa Guaracachi S.A. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Empresa Guaracachi S.A. as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

EI Barranquilla, Inc. and Termobarranquilla S.A.

Part I.

(a)    At  December  31,  1999,  GPU  Power,   Inc.,  through  its  wholly-owned
       subsidiary   EI   Barranquilla,   Inc.,   owned  a  28.6%   interest   in
       Termobarranquilla S.A. Empresa de Servicios Publicos (TEBSA).

      TEBSA consists of two gas-fired generating plants with an aggregate capacity of 890 megawatts located near Barranquilla, Colombia. Electricity generated by these plants will be sold to Corporacion Electrica de la Costa Atlantica (Corelca) under a 20-year contract.

(b) As of December 31, 1999, GPU Power Inc. had an investment of $33,659,397 in TEBSA.

      As of December 31, 1999, a guarantee of amounts up to $21,250,000 was made by GPU for the benefit of the Bankers Trust Company as collateral agent on behalf of the Secured Parties in connection with the obligations under certain loan agreements.

(c)   Ratio of debt to common equity of TEBSA - .67:1

      Accumulated earnings of TEBSA - $147,503,550

(d)   See GPUI Colombia, Ltda. Item I, Part (d).


Part II.

An organization chart showing the relationship of GPU Power, Inc. to TEBSA is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of TEBSA as of and for the year ended December 31, 1999 are provided in Exhibit I-1.

Barranquilla Lease Holding, Inc. and Los Amigos Leasing Company, Ltd.

Part I.

(a) At December 31, 1999, GPU Power, Inc., through its wholly-owned subsidiary Barranquilla Lease Holding, Inc., owned a 100% interest in Los Amigos Leasing Company, Ltd. (Leaseco).

      Leaseco, which is a Bermuda corporation, had procured equipment to be used by and leased to TEBSA. Pursuant to a lease agreement, Leaseco will deliver certain non-Colombian equipment related to TEBSA, and TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc., has invested $12,000 in Leaseco to capitalize the company.

(c)   Ratio of debt to common equity of Leaseco - (427):1

      Accumulated losses of Leaseco - $906,894

(d) Pursuant to the lease agreement, Leaseco will deliver certain non-Colombian equipment related to the project to TEBSA during the construction period. TEBSA will lease the imported equipment from Leaseco during an interim lease term during the construction period and subsequently during a 15 year basic lease term. During the interim lease term, TEBSA will pay rent to Leaseco to reimburse it for certain expenses, including interest incurred during construction. During the basic lease term, TEBSA will make lease payments equal to the interest and principal payments of Leaseco.

Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Leaseco is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Leaseco as of and for the year ended December 31, 1999 are provided in Exhibit I-1.

EI International and GPUI Colombia, Ltda.

Part I.

(a) At December 31, 1999, GPU Power, Inc., through its wholly-owned subsidiary EI International, owned a 100% interest in GPUI Colombia, Ltda.

      GPUI Colombia, Ltda. has entered into an operation and maintenance (O&M) agreement with TEBSA to provide management services to TEBSA over its 20-year contract with Corelca. Fees for these management services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 1999, GPU indirectly through its wholly-owned subsidiary GPU Power, Inc., had an investment of $767,940 in GPUI Colombia, Ltda.

      GPUI has guaranteed the obligations of GPU Power, Inc.'s subsidiaries, GPUI Colombia, Ltda. and International Power Advisors, Inc. (the Operators), under the O&M agreement in the TEBSA project. Pursuant to the guarantee, GPUI has guaranteed the performance of the Operators, of which the limit of liability is $5,000,000.

(c)   Ratio of debt to common equity of GPUI Colombia, Ltda. - Not applicable.

      Accumulated earnings of GPUI Colombia, Ltda. - $757,939.

(d)   See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPUI Colombia, Ltda. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPUI Colombia, Ltda. as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

Hanover Energy Corporation

Part I.

(a)   At  December  31,  1999,  GPU Power,  Inc.  owned  100% of Hanover  Energy
      Corporation,   a  New  Jersey  corporation   established  to  make  future
      investments in EWGs.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Hanover Energy Corporation as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Hanover Energy Corporation is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

EI Power (China) II, Inc.

Part I.

(a) At December 31, 1999, GPU Power, Inc. owned 100% of EI Power (China) II, Inc., a Delaware corporation established to make future investments in EWGs in China.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) II, Inc. as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Power (China) II, Inc. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

EI Power (China) III, Inc.

Part I.

(a) At December 31, 1999, GPU Power, Inc. owned 100% of EI Power (China) III, Inc., a Delaware corporation established to make future investments in EWGs in China.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to EI Power (China) III, Inc. as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Power (China) III, Inc. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

Austin Cogeneration Corporation and Austin Cogeneration Partners, L.P.

Part I.

(a) At December 31, 1999, GPU Power, Inc., through its wholly-owned subsidiary Austin Cogeneration Corporation, owned a 99% limited partnership interest and a 1% general partnership interest in Austin Cogeneration Partners, L.P.

      Austin Cogeneration Partners, L.P. is a Delaware limited partnership established to invest in EWGs and qualifying facilities.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to Austin Cogeneration Corporation or Austin Cogeneration Partners, L.P. as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to Austin Cogeneration Partners, L.P. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

International Power Advisors, Inc.

Part I.

(a) At December 31, 1999, GPU Power, Inc. owned 100% of International Power Advisors, Inc. (IPA), a Delaware corporation established to provide technical services to EWGs.

      IPA has entered into an operation and maintenance (O&M) agreement with TEBSA to provide technical services and technical assistance in the O&M of the generating facilities of TEBSA. Fees for these services are in accordance with the terms and conditions of the O&M agreement.

(b) At December 31, 1999, GPU, indirectly through its wholly-owned subsidiary GPU Power, Inc, had an investment of $1,155,883 in IPA.

(c)   Ratio of debt to common equity - Not applicable.

      Accumulated earnings of IPA - $1,155,783

(d)   See (a) above.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to IPA is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of IPA as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

GPU Power Philippines, Inc. and Magellan Utilities Development Corporation

Part I.

(a) At December 31, 1999, GPU Power, Inc. through its wholly-owned subsidiary, GPU Power Philippines, Inc. owned a 13.2% interest in Magellan Utilities Development Corporation (MUDC).

      MUDC, a Philippine corporation, has postponed the construction of a 300 MW coal generating plant on the south shore of Bantangas Bay, Philippines, as a result of the devaluation of the Asian currency, a delay in securing construction permits and lower than expected growth in electricity demand.

      The terms of a 25 year power purchase agreement with Manila Electric Company have been renegotiated with an April 2004 in-service date.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Philippines, Inc. as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to MUDC is provided in
Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Power Philippines, Inc. as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

GPU International Asia, Inc.

Part I.

(a) At December 31, 1999, GPU Power, Inc. owned 100% of GPU International Asia, Inc., a Delaware corporation established to make future investments in EWGs in Asia.

(b) At December 31, 1999, GPU, through its wholly-owned subsidiary GPU Power, Inc., had an investment in GPU International Asia, Inc. of $(487,956).

(c)   Ratio of debt to common equity - Not applicable.

      Accumulated losses of GPU International Asia, Inc. - $487,956.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPU International Asia, Inc. is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU International Asia, Inc. as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Power, Inc.'s consolidating financial statements.

GPU Power Ireland, Inc.

Part I.

(a) At December 31, 1999, GPU Power, Inc. owned 100% of GPU Power Ireland, Inc., a Delaware corporation established to make future investments in EWGs in Ireland.

(b)   None.

(c) Ratio of debt to common equity - GPU Power, Inc. has not made equity contributions to GPU Power Ireland, Inc. as of December 31, 1999.

      Accumulated earnings - None.

(d)   None.


Part II.

An organizational chart showing the relationship of GPU Power, Inc. to GPU Power Ireland, Inc. is provided in Exhibit H-1.

Exhibit I-1 - Not applicable.

FOREIGN UTILITY COMPANIES (FUCO):

GPU Capital, Inc.

Part I.

(a) At December 31, 1999, GPU owned 100% of GPU Capital, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) GPU, Inc. is a guarantor for the $1.0 billion GPU Capital, Inc. commercial paper program. As of December 31, 1999, the outstanding balance is $767,995,000.

(c)   Ratio of debt to common equity - Not applicable.
      Accumulated earnings of GPU Capital, Inc.  -  $53,097,471.

(d)   None.


Part II:

An organizational chart showing the relationship of GPU Capital, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Capital, Inc. as of and for the year ended December 31, 1999 are provided in Exhibit I-1.

FOREIGN UTILITY COMPANIES (FUCO):

GPU Electric, Inc.

Part I.

(a) At December 31, 1999, GPU Capital, Inc. owned 100% of GPU Electric, Inc., a Delaware corporation established to make investments in FUCOs, own and/or operate eligible facilities and to engage in project development activities for eligible facilities.

(b) As of December 31, 1999, GPU Inc. has invested a total of $748,000,000 in GPU Electric, Inc. of which an additional $650,000,000 was invested in 1999.

(c)   Ratio of debt to common equity  -  Not applicable.
      Accumulated earnings  -  $73,112,955.

(d)   None

Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to other FUCO's in which it has an interest is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Electric, Inc. as of and for the year ended December 31, 1999 are provided in Exhibit I-1.

Victoria Electric Holdings, Inc., and Victoria Electric, Inc.

Part I.

(a) At December 31, 1999, GPU Electric, Inc. through its wholly-owned subsidiary Victoria Electric Holdings, Inc., owned 100% of Victoria Electric, Inc.

(b) GPU, indirectly through its wholly-owned subsidiary GPU Electric, Inc., has an investment of $27,026,452 in Victoria Holdings, Inc.

(c) Ratio of debt to common equity of Victoria Electric, Inc. - Not applicable. Accumulated losses of Victoria Electric, Inc. - $35,481,238.

(d)   None

Part II:

Exhibit H-1 and I-1 - not applicable.

EI UK Holdings, Inc., Avon Energy Partners Holdings, Avon Energy Partners plc and Midlands Electricity plc

Part I.

(a) At December 31, 1999, GPU Electric, Inc. through its wholly-owned subsidiary EI UK Holdings, Inc. (EIUK), owned 100% of Avon Energy Partners Holdings which owned 100% of Avon Energy Partners plc, which in turn, owned 100% of Midlands Electricity plc (Midlands).

      Midlands is an English regional electric company which distributes electricity to 5.0 million customers in England. Midlands is also engaged in non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) GPU, Inc. indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $1,156 million in Midlands.

      As of December 31, 1999, EIUK has an outstanding balance of approximately $396 million (245 million British pounds) on its senior two-year bank loan facility which was entered into to purchase the ownership interest in Midlands from Cinergy.

      GPU guarantees approximately $97 million (60 million British pounds) of the $396 million outstanding.

(c)   Ratio  of  debt  to  common  equity  of  Midlands   Electricity  -  .384:1
      Accumulated earnings of Midlands Electricity - $2,382,446,123.

(d)   None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Midlands is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of Midlands as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of EI UK Holdings, Inc.'s consolidating financial statements.

GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty Ltd., GPU PowerNet Investments, Pty Ltd., VicGas Holdings, Inc., GPU GasNet Pty Ltd., and Transmission Pipelines Australia (Assets) Pty Ltd.

Part I:

(a) At December 31, 1999, GPU Electric, Inc. through its wholly-owned subsidiary GPU Australia Holdings, Inc. (Australia Holdings) owned a 100% in Austran Holdings, Inc., which in turn owned 100% of GPU PowerNet Pty Ltd. (GPU PowerNet), and owned 100% of VicGas Holdings, Inc., which in turn owns 100% of GPU GasNet Pty Ltd. and 100% of Transmission Pipelines Australia (Assets) Pty Ltd.

      GPU PowerNet owns and maintains the high voltage electricity transmission system in Victoria covering an area of approximately 227,600 km and a population of approximately 4.5 million. Its assets are comprised of overhead transmission lines (ranging from 66KV to 500KV), underground cable, galvanized steel towers and switchyards, terminal and transformers stations.

      The primary function of GPU PowerNet is to transport electricity from power stations to the major load centers in greater Melbourne as well as to the neighboring state of New South Wales, and to large industrial users.

      GPU GasNet owns and maintains the high pressure gas transmission pipeline network that serves a total consumption base of approximately 1.3 million residential customers and approximately 40,000 industrial and commercial users throughout Victoria. The primary purpose of GPU GasNet is to transport gas from the Longford gas treatment plant in South East Victoria and from gas fields in the Southwest to the major load centers in Victoria.

(b) GPU, Inc. indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $503 million in GPU Australia Holdings, Inc.

      In 1999, Australia Holdings prepaid the outstanding $350 million principal balance and interest under its five year bank term loan facility. In order to fund this prepayment, Australia Holdings issued commercial paper under its $350 million commercial paper program guaranteed by GPU, Inc. As of December 31, 1999, Australia Holdings has $182 million of outstanding borrowings under the commercial paper program.

      As of December 31 1999, Austran Holdings, Inc., has outstanding approximately $691 million, of its initial $1.4 billion, through a non-recourse senior debt facility, which was used to fund the remaining investment in GPU PowerNet. Austran Holdings, Inc. entered into a medium term note program during 1999 and refinanced a portion of its non-recourse senior debt facility utilizing proceeds from the medium term note issuance.

GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty Ltd., GPU PowerNet Investments, Pty Ltd., VicGas Holdings, Inc., GPU GasNet Pty Ltd., and Transmission Pipelines Australia (Assets) Pty Ltd.



(c)   Ratio of debt to common equity of       GPU PowerNet    -  4.672 : 1
                                              GPU GasNet      -  2.71 : 1
      Accumulated earnings of                 GPU PowerNet    -  $25,416,895
                                              GPU GasNet      -  $ 5,692,577

(d)   None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to GPU PowerNet, GPU GasNet is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Australia Holdings, Inc., Austran Holdings, Inc., GPU PowerNet Pty Ltd., GPU PowerNet Investment, Pty Ltd., Austran Investment Pty Ltd., VicGas Holdings, Inc. GPU GasNet Pty Ltd. and Transmission Pipelines Australia (Assets) Pty Ltd. as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statements.

FOREIGN UTILITY COMPANIES  (FUCO);

GPU Argentina Holdings, Inc., GPU Argentina Services, Emdersa

Part I:

(a) At December 31, 1999, GPU Electric, Inc. owned a 100% interest in GPU Argentina Holdings, Inc., which in turn owns 100% of GPU Argentina
      Services, which in turn owns 100% of Emdersa. Emdersa is an Argentina regional electric distribution company in the San Luis, La Rioja, and Salta regions of Argentina. Emdersa conducts non-regulated activities, including electricity generation, electricity contracting, metering services and related businesses.

(b) GPU, Inc. indirectly through its wholly-owned subsidiary GPU Electric, Inc., has invested approximately $378 million in GPU Argentina Holdings, Inc.

(c) Ratio of debt to common equity of Emdersa - .339 : 1 Accumulated earnings of Emdersa - $18,988,597.

(d)   None.


Part II:

An organizational chart showing the relationship of GPU Electric, Inc. to Emdersa is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GPU Argentina Holdings, Inc., GPU Argentina Services, and Emdersa as of and for the year ended December 31, 1999 are provided in Exhibit I-1 as part of GPU Electric, Inc.'s consolidating financial statements.

Part III.

GPU's aggregate investment in EWG's and FUCO's at December 31, 1999, was as follows*:

                             EWG's:                $    135,541,000
                             FUCO's:               $  2,036,586,000

GPU's aggregate capital investment in domestic public utility subsidiary companies at December 31, 1999 was approximately $2,347,966,000.

Ratio of GPU's aggregate investment of EWG's and FUCO's to GPU's aggregate investment in domestic public utility subsidiary companies at December 31, 1999, was as follows:

                             EWG's:                .06:1
                             FUCO's:               .87:1





*Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
                                                                     Page

Consolidating Financial Statements, Schedules and Notes

-    Report of Independent Accountants.                                54

-    Consolidating Financial Statements of GPU, Inc.                55-67
     for 1999.

 -   Combined  Notes  1  through  13  to   Consolidated   Financial   Statements
     incorporated herein by reference, in Exhibit A (page 32), in the GPU, Inc. Annual Report on Form 10-K for 1999 (Item 8 of 10-K).

 - Combined Notes 1 through 13 to Consolidated Financial Statements incorporated herein by reference, in Exhibit A (page 32)in the Jersey Central Power & Light Company Annual Report on Form 10-K for 1999 (Item 8 of 10-K).

 -   Combined  Notes  1  through  13  to   Consolidated   Financial   Statements
     incorporated herein by reference, in Exhibit A (page 32)in the Metropolitan Edison Company Annual Report on Form 10-K for 1999 (Item 8 of 10-K).

 -   Combined  Notes  1  through  13  to   Consolidated   Financial   Statements
     incorporated herein by reference, in Exhibit A (page 32)in the Pennsylvania Electric Company Annual Report on Form 10-K for 1999 (Item 8 of 10-K).

 -   Exhibits                                                      68-105

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of GPU, Inc.

In our opinion, the consolidated financial statements listed in Item 10 of this Form U5S present fairly, in all material respects, the financial position of GPU, Inc. and Subsidiary Companies at December 31, 1999 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for the opinion expressed above.

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The supplementary consolidating information and the financial statement exhibits of the individual companies listed in Item 10 of this Form U5S are presented for purposes of additional analysis rather than to present the financial position, results of operations, and cash flows of the individual companies, and are not a required part of the consolidated financial statements. The supplementary consolidating information and the financial statement exhibits have been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole.

                                            PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania
February 10, 2000


                                                   GPU, Inc. and Subsidiary Companies
                                                      Consolidating Balance Sheet
                                                             December 31, 1999
                                                   ----------------------------------
                                                             (In Thousands)
                                         GPU, Inc. and
                                         Subsidiary   Eliminations          Jersey Central   Metropolitan    Pennsylvania
                                           Companies     and                   Power &Light      Edison         Electric       GPU
ASSETS                                   Consolidated  Adjustments  GPU, Inc.   Company         Company        Company       Telcom
                                         ------------  -----------  --------  --------------   ------------  -----------  --------


Utility Plant:
    Transmission, distribution and
      general plant                       $11,240,218                           $3,097,150      $ 1,500,417  $ 1,732,386
    Generation plant                          526,228                              504,545           21,683
                                         ------------  -----------  --------  --------------   ------------  -----------  --------
      Utility plant in service             11,766,446                            3,601,695        1,522,100    1,732,386
    Accumulated depreciation               (3,929,963)                          (1,872,422)        (462,709)    (552,449)
                                         ------------  -----------  --------  --------------   ------------  -----------  --------
       Net utility plant in service         7,836,483                            1,729,273        1,059,391    1,179,937
    Construction work in progress             170,317                               80,671           25,329       30,329
    Other, net                                 18,128                               14,781              643        2,704
                                         ------------  -----------  --------  --------------   ------------  -----------  --------
       Net utility plant                    8,024,928                            1,824,725        1,085,363    1,212,970
                                         ------------  -----------  --------  --------------   ------------  -----------  --------
Other Property and Investments:
    Common stock of subsidiaries                        $3,665,242 $ 3,665,242
    Equity investments                         85,756
    Goodwill, net                           2,615,301
    Nuclear decommissioning
        trusts, at market                     636,284                              394,941          144,261       97,082
    Nuclear fuel disposal trust, at market    119,293                              119,293
    Other, net                                837,415                    7,198       1,252            3,010      267,933   $ 3,792
                                         ------------  ----------- -----------  ----------     ------------  -----------  --------
       Total other property and
        investments                         4,294,049    3,665,242   3,672,440     515,486          147,271      365,015   $ 3,792
                                         ------------  ----------- -----------  ----------      ------------  -----------  --------
Current Assets:
    Cash and temporary cash investments       471,548                      129      68,684           10,899       32,250    2,856
    Special deposits                           42,687                                1,035              160          233
    Accounts receivable:
       Customers, net                         445,745                              164,099           60,188       69,752     3,038
       Other                                  238,840      398,770          13      83,086          149,760        53,406
    Unbilled revenues                         152,263                               78,251           28,956        30,836
    Materials and supplies, at average cost
       or less:
       Construction and maintenance           100,807                                                                          232

       Fuel                                       208
    Investment held for sale                   26,946
    Deferred income taxes                      72,249                                1,652            2,945        7,589
    Prepayments                               161,602        4,413         233      23,000           16,715       15,484        59
     Other, net                                              2,920
                                          ------------  ----------- -----------  ----------     ------------  -----------  --------
       Total current assets                 1,712,895      406,103         375     419,807          269,623      209,550    6,185
                                         ------------  ----------- -----------  ----------     ------------  -----------  --------

Deferred Debits and Other Assets:
    Regulatory assets, net                  4,712,654                            2,809,801        1,231,140      671,713
    Deferred income taxes                   2,528,393                              221,668          738,189    1,225,150    2,226
    Other                                     445,163       16,504          18      19,510           16,607       11,393       40
                                         ------------  ----------- -----------  ----------     ------------  -----------  --------
       Total deferred debits
        and other assets                    7,686,210       16,504          18   3,050,979        1,985,936    1,908,256   2,266
                                         ------------  ----------- -----------  ----------     ------------  -----------  --------
       Total Assets                       $21,718,082   $4,087,849 $ 3,672,833 $ 5,810,997      $ 3,488,193  $ 3,695,791  $12,243
                                          ===========   ========== =========== ===========      ===========  ===========  =======


The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       55



                                                   GPU, Inc. and Subsidiary Companies
                                                      Consolidating Balance Sheet
                                                             December 31, 1999
                                                   -----------------------------------
                                                             (In Thousands)

                                             GPU          GPU       GPU            GPU           GPU           GPU          GPU
                                           Advanced    Generation  Service        Nuclear   International     Power       Capital
ASSETS                                     Resources,      Inc.      Inc.           Inc.         Inc.          Inc.         Inc.
                                              Inc.
                                         ------------  ----------- -----------  ----------    ------------  -----------  --------
Utility Plant:
    Transmission, distribution and
      General plant                                                   $ 80,165                                          $4,830,100
                                          ------------   ----------   ---------    --------   ------------    ----------  ---------
   Generation plant

      Utility plant in service                                          80,165                                           4,830,100
    Accumulated depreciation                                           (34,232)                                         (1,008,151)
                                          ------------  ----------   ---------    --------   ------------     ---------  ---------
      Net utility plant in service                                      45,933                                           3,821,949
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
    Construction work in progress                                                                                           33,988
    Other, net
       Net utility plant                                                45,933                                           3,855,937
                                                                        ------                                           ---------
Other Property and Investments:
    Common stock of subsidiaries
    Equity investments                                                                            $55,297      $ 30,459
    Goodwill, net                                                                                  13,023         6,559  2,595,719
    Nuclear decommissioning trusts, at market
    Nuclear fuel disposal trust, at market
    Other, net                               $     99                 $ 42,821 $     1,435         92,915       105,689    311,271
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
       Total other property and investments        99                   42,821       1,435        161,235       142,707  2,906,990
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
Current Assets:
    Cash and temporary cash investments         7,870                      705          43         12,958        24,925    310,229
    Special deposits                                                       323         169         12,937                   27,830
    Accounts receivable:
       Customers, net                          16,591                                                                      132,077
       Other                                        6                  219,187      63,635         11,930        20,858     35,729
    Unbilled revenues                                                                                                       14,220
    Materials and supplies, at average
       cost or less:
       Construction and maintenance                                     58,081                        698         4,675     37,121
      Fuel                                                                                            208
    Investment held for sale                                                                                                26,946
    Deferred income taxes                                                                          55,658         1,105      3,300
    Prepayments                                    30                   28,919                      6,878           800     73,897
    Other, net                                                                                      2,920
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
       Total current assets                    24,497                  307,215      63,847        104,187        52,363    661,349
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------

Deferred Debits and Other Assets:
    Regulatory assets, net
    Deferred income taxes                                              112,391      31,655         17,551                  179,563
    Other                                          34                    9,210       1,500         76,401        43,574    283,380
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
       Total deferred debits and other assets      34                  121,601      33,155         93,952        43,574    462,943
                                         ------------   ----------   ---------    --------   ------------    ----------  ---------
       Total Assets                      $     24,630  $    -         $517,570    $ 98,437   $    359,374      $238,644 $7,887,219
                                         ============   ==========   =========    ========   ============    ========== ==========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       56




                                                   GPU, Inc. and Subsidiary Companies
                                                      Consolidating Balance Sheet
                                                             December 31, 1999
                                                    ---------------------------------
                                                             (In Thousands)

                                         GPU, Inc. and
                                         Subsidiary   Eliminations           Jersey Central   Metropolitan   Pennsylvania
                                           Companies        and               Power &Light      Edison         Electric       GPU
 LIABILITIES AND CAPITAL                 Consolidated  Adjustments  GPU, Inc.   Company         Company        Company       Telcom
                                         ------------  -----------  --------  --------------   ------------  -----------  --------
Capitalization:
    Common stock                          $   331,958   $  325,999  $  331,958 $   153,713    $    66,273   $   105,812
    Capital surplus                         1,011,721    2,449,170   1,011,721     510,769        400,200       285,486   $3,000
    Retained earnings                       2,426,350      896,858   2,426,350     720,878         13,581        59,265    2,165
    Accumulated other comprehensive

      income/(loss)                            (6,341)      (6,785)     (6,341)          7         21,363        10,619
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
       Total                                3,763,688    3,665,242   3,763,688   1,385,367        501,417       461,182    5,165
    Reacquired common stock,
      at cost                                (298,735)                (298,735)
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
       Total common stockholders'
         equity                             3,464,953    3,665,242   3,464,953   1,385,367        501,417       461,182    5,165
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
    Cumulative preferred stock:
       With mandatory redemption               73,167                               73,167
       Without mandatory redemption            12,649                               12,649
    Subsidiary-obligated
      mandatorily redeemable
      preferred securities                    125,000                              125,000
    Trust preferred securities                200,000                                             100,000       100,000
    Long-term debt                          5,850,596       16,504               1,133,760        496,883       424,641
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
       Total capitalization                 9,726,365    3,681,746   3,464,953   2,729,943      1,098,300       985,823     5,165
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------

Current Liabilities:
    Securities due within one year            581,147        2,576                  50,846         50,025            13
    Notes payable                           1,171,869                  123,500                                   53,600
    Bank overdraft                            224,585
    Obligations under capital leases           48,165                               48,165
    Accounts payable                          489,075      393,301      11,786     142,882        155,285       101,068       887
    Taxes accrued                             309,509        9,882                  13,079         35,976       108,005     1,029
    Interest accrued                           76,246          344                  24,523         16,738         6,588
    Other                                     732,110                   68,556      36,169         18,208        17,567
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
       Total current liabilities            3,632,706      406,103     203,842     315,664        276,232       286,841     1,916
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------

Deferred Credits and Other Liabilities:
    Deferred income taxes                   3,563,078                              570,568        993,427     1,250,490
    Unamortized investment tax credits         61,364                               32,114         15,010        14,240
    Three Mile Island Unit 2 future
      costs                                   496,944                              124,241        248,381       124,322
    Nuclear fuel disposal fee                 198,156                              148,009         33,430        16,717
    Power purchase contract loss
      liability                             3,300,878                            1,624,769        735,833       940,276
    Minority interest                          64,307
    Other                                     674,284                    4,038     265,689         87,580        77,082     5,162
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------
       Total deferred credits and other
         liabilities                        8,359,011                    4,038   2,765,390      2,113,661     2,423,127     5,162
                                          -----------  ----------- ----------- -----------    -----------   -----------   -------

       Total Liabilities and Capital      $21,718,082  $ 4,087,849 $ 3,672,833 $ 5,810,997    $ 3,488,193   $ 3,695,791   $12,243
                                          ===========  =========== =========== ===========    ===========   ===========   =======

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       57




                                                   GPU, Inc. and Subsidiary Companies
                                                      Consolidating Balance Sheet
                                                             December 31, 1999
                                                   -----------------------------------
                                                             (In Thousands)



                                             GPU          GPU       GPU            GPU           GPU           GPU          GPU
                                           Advanced    Generation  Service        Nuclear   International     Power       Capital
                                          Resources,      Inc.      Inc.           Inc.         Inc.          Inc.         Inc.
LIABILITIES AND CAPITAL                      Inc.
                                         ------------  ----------- -----------  ----------    ------------  -----------  --------
Capitalization:
   Common stock                                                        $    50      $   50        $ 100      $    1
    Capital surplus                       $    25,900                                           127,966       97,849    $  998,000
    Retained earnings                         (11,469)                                           (3,184)       8,885       106,737
    Accumulated other comprehensive

     income/(loss)                                                       1,740           4            9           38       (40,565)
                                         ------------  ----------- -----------  ----------    ---------  -----------     --------
       Total                                   14,431                    1,790          54      124,891      106,773     1,064,172
    Reacquired common stock,
      at cost

       Total common stockholders'
                                         ------------  ----------- -----------  ----------    ---------  -----------     --------
         equity                                14,431                    1,790          54      124,891      106,773     1,064,172
    Cumulative preferred stock:
       With mandatory redemption
       Without mandatory redemption

    Subsidiary-obligated mandatorily
      redeemable preferred securities
    Trust preferred securities

    Long-term debt                                                      22,000                                57,607     3,732,209
                                         ------------  ----------- -----------  ----------    ---------  -----------     --------
      Total capitalization                     14,431                   23,790          54      124,891      164,380     4,796,381
                                         ------------  ----------- -----------  ----------    ---------  -----------     --------

Current Liabilities:
    Securities due within one year                                                                             7,208       475,631
    Notes payable                                                                                                          994,769
    Bank overdraft                                                                                                         224,585
    Obligations under capital leases
    Accounts payable                            9,780                  224,365      48,629       12,900        4,464       170,330
    Taxes accrued                                                                      572                     3,251       157,479
    Interest accrued                                                        97         451                     1,592        26,601
   Other                                          417                  104,327      24,463      152,444        1,597       308,362
                                         ------------  ----------- -----------  ----------    ---------  -----------      --------
       Total current liabilities               10,197                  328,789      74,115      165,344       18,112     2,357,757
                                         ------------  ----------- -----------  ----------    ---------  -----------      --------

Deferred Credits and Other Liabilities:
    Deferred income taxes                           2                   15,321         671       36,419        1,797       694,383
    Unamortized investment tax credits
    Three Mile Island Unit 2 future
      costs
    Nuclear fuel disposal fee
    Power purchase contract loss
    liability
    Minority interest                                                                                         43,361        20,946
   Other                                                               149,670      23,597       32,720       10,994        17,752
       Total deferred credits and other  ------------  ----------- -----------  ----------    ---------  -----------     --------
        liabilities                                 2                  164,991      24,268       69,139       56,152       733,081
                                         ------------  ----------- -----------  ----------    ---------  -----------     --------
       Total Liabilities and Capital      $    24,630      $    -    $ 517,570    $ 98,437   $  359,374   $  238,644    $7,887,219
                                         ============  =========== ===========  ==========   ==========   ==========    =========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       58



                                                         GPU, Inc. and Subsidiary Companies
                                                         Consolidating Statement of Income
                                                      For the Twelve Months Ended December 31, 1999
                                                                   (In Thousands)


                                         GPU, Inc. and
                                           Subsidiary  Eliminations            Jersey Central  Metropolitan  Pennsylvania   GPU
                                            Companies      and                 Power & Light    Edison       Electric     Telcom
                                         Consolidated  Adjustments   GPU, Inc.   Company       Company       Company        Inc.
                                         ------------  ----------- -----------  ----------    ---------    -----------    --------

Operating Revenues                          $4,757,124  $  163,527              $2,018,209   $  902,827    $ 921,965      $ 6,347
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------

Equity in Earnings of Subsidiaries                         477,082   $ 477,082
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
Services Rendered at Cost to Affiliated
  Companies                                              1,509,784
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
Services Rendered to Non-Affiliated
  Companies                                                284,242
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
Operating Expenses:
  Fuel                                        304,621      379,897                  91,044       86,156       82,397
  Power purchased and interchanged:
    Affiliates                                             137,243                 127,406        3,415        6,422
    Others                                  1,253,228                              670,538      221,516      273,082
  Deferral costs, net                         (38,108)                             (38,108)
  Other operation and maintenance           1,495,402    1,381,161      13,532     482,874      250,220      248,034        6,230
  Depreciation and amortization               542,939        4,506                 241,842       88,989       78,384          130
  Taxes, other than income taxes              190,212       44,111                  76,824       39,283       42,046
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
      Total operating expenses              3,748,294    1,946,918      13,532   1,652,420      689,579      730,365        6,360
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------

Operating Income                            1,008,830      487,717     463,550     365,789      213,248      191,600         (13)
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------

Other Income and Deductions:
  Allowance for other funds used
    during construction                           432          140                                  164          268
  Equity in undistributed earnings
    of affiliates                              89,746
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
  Other income/(expense), net                  85,616       (3,386)        161      12,461        3,901       59,081          173
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
     Total other income and deductions        175,794       (3,246)        161      12,461        4,065       59,349          173
                                         ------------  ----------- -----------  ----------    ---------    ---------    --------

Income Before Interest Charges and

  Preferred Dividends                       1,184,624      484,471     463,711     378,250      217,313      250,949          160
                                         ------------  ----------- -----------  ----------    ---------    ---------    --------
Interest Charges and Preferred Dividends:
  Long-term debt and notes payable            432,368        5,329       4,697      95,325       45,996       34,588
  Trust preferred securities                    8,345                                             4,369        3,976
  Subsidiary-obligated mandatorily redeemable
    preferred securities                       24,627                               10,700        8,950        4,977
  Other interest                               10,048         1,300                    650        2,527        1,608
  Allowance for borrowed funds used during
    construction                               (3,897)        (116)                 (1,775)      (1,048)      (1,074)
  Preferred stock dividends of subsidiaries
    inclusive of $2,116 loss on
        reacquisitions                         11,006      (11,006)
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
      Total interest charges and
         preferred dividends                  482,497       (4,493)      4,697     104,900       60,794       44,075
                                         ------------  ----------- -----------  ----------    ---------    ----------    --------
Income before income taxes and minority
  interest                                    702,127      488,964      459,014    273,350      156,519      206,874          160
  Income taxes                                239,623          876                 100,970       61,396       54,383           58
  Minority interest net income                  3,490
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------

Net Income/(loss)                          $  459,014  $   488,088  $  459,014  $  172,380   $   95,123   $  152,491      $   102
                                         ============ ============ ===========  ==========    =========    ========-    ========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from one respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       59



                                                         GPU, Inc. and Subsidiary Companies
                                                         Consolidating Statement of Income
                                                     For the Twelve Months Ended December 31, 1999
                                                     ----------------------------------------------
                                                                   (In Thousands)

                                               GPU          GPU        GPU        GPU         GPU           GPU           GPU
                                             Advanced    Generation  Service    Nuclear   International    Power        Capital
                                          Resources, Inc.    Inc.     Inc.        Inc.         Inc.         Inc.          Inc.
                                         ------------  ----------- -----------  ----------    ---------  -----------    --------

Operating Revenues                         $   84,681                                         $  83,434     $ 37,732   $ 865,456
                                         ------------  ----------- -----------  ----------    ---------  -----------    --------

Equity in Earnings of Subsidiaries
Services Rendered at Cost to Affiliated
  companies                                              $ 262,918    $891,244    $355,622
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------
Services Rendered to Non-Affiliated
  companies                                                281,052       2,785         405
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------
Operating Expenses:
  Fuel                                                     379,897                               31,541      13,483
  Power purchased and interchanged:
    Affiliates

    Others                                     88,092
  Deferred costs, net
  Other operation and maintenance               3,711      156,259     848,294     347,516       41,187       10,486      468,220
  Depreciation and amortization                                          4,506                    9,401        6,290      117,903
  Taxes, other than income taxes                             8,092      28,270       7,749          328                    31,731
                                         ------------  ----------- -----------  ----------    ---------    -----------   --------
      Total operating expenses                 91,803      544,248     881,070     355,265       82,457       30,259      617,854
                                         ------------  ----------- -----------  ----------    ---------    -----------   --------
Operating Income                               (7,122)        (278)     12,959         762          977        7,473      247,602
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------

Other Income and Deductions:
  Allowance for other funds used
    during construction                                        140
  Equity in undistributed earnings
    of affiliates, net                                                                           11,190        4,567       73,989
  Other income/(expense), net                     171          (95)     (7,229)       (176)       9,692        7,625       (3,535)
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------
      Total other income and deductions           171           45      (7,229)       (176)      20,882       12,192       70,454
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------

Income Before Interest Charges and

  Preferred Dividends                          (6,951)        (233)      5,730         586       21,859       19,665      318,056
                                         ------------  ----------- -----------  ----------    ---------   ----------    --------

Interest Charges and Preferred Dividends:
  Long-term debt and notes payable                                       4,023                      604        3,560      248,904
  Trust preferred securities
  Subsidiary-obligated mandatorily redeemable
    preferred securities
  Other interest                                                          1,009        291          440                     4,823
  Allowance for borrowed funds used during
    construction                                              (116)
                                         ------------  ----------- -----------  ----------    ---------    -----------    --------
  Preferred stock dividends of subsidiaries
     Total interest charges and preferred
       dividends                                              (116)      5,032         291        1,044        3,560      253,727
                                         ------------  ----------- -----------  ----------    ---------    -----------    --------

Income Before Income Taxes and Minority

  Interest                                     (6,951)        (117)        698         295       20,815       16,105       64,329
  Income taxes                                 (2,393)        (117)        698         295        9,478        5,152       10,579
                                         ------------  ----------- -----------  ----------    ---------    -----------    --------
  Minority interest net income                                                                                 2,837          653
Net Income/(Loss)                          $   (4,558)     $    -       $   -     $   -    $     11,337    $   8,116    $  53,097
                                         ============  =========== ===========  ==========    =========    =========    =========

The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       60






                                                      GPU, Inc. and Subsidiary Companies
                                                  Consolidating Statement of Retained Earnings
                                                  For the Twelve Months Ended December 31,  1999
                                                  ----------------------------------------------
                                                                 (In Thousands)


                                      GPU, Inc. and
                                         Subsidiary   Eliminations             Jersey Central Metropolitan  Pennsylvania  GPU
                                         Companies        and                  Power & Light    Edison       Electric   Telcom
                                       Consolidated    Adjustments   GPU, Inc.    Company      Company       Company     Inc .
                                        ------------  ----------- -----------  ----------    ---------    -----------    --------

Balance at beginning of period          $ 2,230,425    $ 1,529,775  $ 2,230,425  $ 893,016     $234,066   $  367,653       $2,063


     Net income/(loss)                      459,014        488,088      459,014    172,380       95,123      152,491          102


     Cash dividends declared
       on common stock                     (263,089)                   (263,089)

     Cash dividends declared
       on common stock of
       subsidiary companies                     -       (1,110,000)               (335,000)    (315,000)    (460,000)


     Cash dividends on cumulative
       preferred stock                          -           (8,890)                 (8,670)         (66)        (154)



     Loss on preferred stock
       reacquisition                           -            (2,115)                   (848)        (542)        (725)
                                         ------------  ----------- -----------  ----------    ---------    -----------    --------


Balance at end of period                $ 2,426,350   $    896,858  $ 2,426,350  $ 720,878     $ 13,581    $  59,265       $2,165
                                        ============  ============  ===========  =========     ========    ===========    =======

-----------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by Reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       61



                                                       GPU, Inc. and Subsidiary Companies
                                                  Consolidating Statement of Retained Earnings
                                                   For the Twelve Months Ended December 31, 1999
                                                   ----------------------------------------------
                                                                 (In Thousands)


                                         GPU             GPU          GPU         GPU          GPU          GPU          GPU
                                        Advanced       Generation    Service     Nuclear  International    Power        Capital
                                     Resources, Inc.      Inc.        Inc.        Inc.         Inc.         Inc.          Inc.
                                       ------------  ----------- -----------  - ---------    ---------    -----------   --------

Balance at beginning of period            $  (6,911)      $   -       $   -        $   -     $  (14,521)   $     769     $ 53,640


     Net income/(loss)                       (4,558)                                             11,337        8,116       53,097


     Cash dividends declared
       on common stock

     Cash dividends declared
       on common stock of
       subsidiary companies


     Cash dividends on
       cumulative preferred
       stock

     Loss on preferred stock
       reacquisition

                                         ------------  ----------- -----------  ----------    ---------    ---------     --------
Balance at end of period                  $ (11,469)     $   -       $   -      $   -        $   (3,184) $   8,885       $106,737
                                         ==========    =========== ===========  ==========    =========   ==========     ========

-----------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       62







                                                      GPU, Inc. and Subsidiary Companies
                                                Consolidating Statement of Comprehensive  Income
                                                -------------------------------------------------
                                                   For the Twelve Months Ended December 31, 1999
                                                                 (In Thousands)


                                     GPU, Inc. and
                                      Subsidiary     Eliminations          Jersey Central  Metropolitan  Pennsylvania    GPU
                                      Companies          and                Power & Light     Edison      Electric     Telcom
                                    Consolidated    Adjustments  GPU, Inc.   Company         Company       Company       Inc.
                                     ------------  ----------- -----------  ----------    ---------    -----------    --------

Net income/(loss)                    $   459,014    $   488,088  $ 459,014   $  172,380   $    95,123   $   152,491      $  102


Other comprehensive income/(loss),
  net of tax:

     Net unrealized gains on
       investments                         5,838          5,393      5,838            7         4,315         2,101

     Foreign currency translation         13,859         13,859     13,859

     Minimum pension liability             5,266          5,266      5,266          425           528           165
                                        ---------   ----------- ----------   ----------     ---------    ----------     -------


        Total other comprehensive

          income/(loss)                   24,963         24,518     24,963          432         4,843         2,266
                                        --------    ----------- ----------   ----------     ---------    ----------     -------


Comprehensive income                  $  483,977    $   512,606  $ 483,977    $ 172,812    $   99,966    $  154,757      $  102
                                      ==========    ===========  =========    =========     =========    ==========      ======

-----------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       63







                                                      GPU, Inc. and Subsidiary Companies
                                                  Consolidating Statement of Comprehensive Income
                                                  For the Twelve Months Ended December 31, 1999
                                                                 (In Thousands)



                                            GPU           GPU         GPU          GPU        GPU             GPU        GPU
                                         Advanced     Generation   Service      Nuclear  International       Power     Capital
                                       Resources, Inc.    Inc.        Inc.         Inc.       Inc.            Inc.        Inc.
                                        ------------  ----------- -----------  ----------  ---------     ---------  --------

Net income/(loss)                       $  (4,558)   $    -      $     -      $    -        $  11,337     $   8,116   $  53,097


Other comprehensive income/(loss),
  net of tax:

     Net unrealized gains on
       investments                                                   1,740              4      (2,899)                      125

     Foreign currency
       translation                                                                                  7            37      13,815

    Minimum pension liability                               215      3,933
                                        ---------     ---------   --------      ---------    --------     ---------      ------
         Total other
           comprehensive
           income/(loss)                                    215      5,673              4      (2,892)           37      13,940
                                        ---------     ----------- --------      ---------    ---------   -----------    -------


Comprehensive income                    $  (4,558)      $   215   $  5,673       $      4   $   8,445     $   8,153   $  67,037
                                        =========       =======   ========       ========    ========      ========     =======

------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       64




                                                       GPU, Inc. and Subsidiary Companies
                                                      Consolidating Statement of Cash Flows
                                                    For the Twelve Months Ended December 31, 1999
                                                    ---------------------------------------------
                                                                   (In Thousands)

                                                      GPU, Inc. and
                                                       Subsidiary   Eliminations          Jersey Central  Metropolitan  Pennsylvania
                                                        Companies     and                 Power & Light    Edison        Electric
                                                      Consolidated  Adjustments  GPU, Inc.    Company      Company       Company
                                                      ------------  ------------ ---------    -------      -------       -------
Operating Activities:
---------------------
 Net income                                           $  459,014    $  488,088  $  459,014  $ 172,380    $  95,123      $  152,491
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries                                 (477,082)   (477,082)
   Depreciation and amortization                         568,832                              272,284       91,575          78,072
   Amortization of property under capital leases          47,584                               29,507       12,041           6,036
   NJBPU restructuring rate orders                       115,000                              115,000
   (Gain)/loss on sale of investments                    (64,019)                                           (2,011)        (59,313)
  Equity in undistributed (earnings)/losses of
     affiliates, net of distributions received           (62,170)
   Deferred income taxes & investment tax credits, net  (717,768)                             (96,183)     (79,142)       (417,559)
   Deferred costs, net                                   (37,841)                             (37,841)
 Changes in working capital:
   Receivables                                           (84,282)       18,019       2,506    (57,943)     (53,811)        (19,896)
   Materials and supplies                                 81,297                               46,023       36,944          56,559
   Special deposits and prepayments                       42,247         8,495         (94)     9,660        4,803          18,466
   Payables and accrued liabilities                      (22,972)       (8,135)       (981)   (19,861)     (80,141)         29,484
   Due to/from affiliates                                                           14,812     (6,755)      (5,012)         14,577
 Nonutility generation contract buyout costs             (94,034)                             (35,500)     (55,034)         (3,500)
 Other, net                                              (79,636)       (3,318)      8,179    (12,327)     (69,683)       (120,874)
                                                         -------        ------       -----    -------      -------        --------
   Net cash provided (required) by operating activities  151,252        26,067       6,354    378,444     (104,348)       (265,457)
                                                         -------        ------       -----    -------     --------        --------
Investing Activities:
 Acquisitions, net of cash acquired                   (1,670,739)
 Capital expenditures and investments                   (460,952)                            (140,915)     (66,388)        (78,331)
 Proceeds from sale of investments                     2,581,151                              413,753      641,273       1,493,444
 Contributions to nonutility generation trusts          (266,701)                                                         (266,701)
 Contributions to decommissioning trusts                (168,657)                             (59,175)     (33,556)        (75,926)
 Other, net                                               61,560         3,856        (312)    (2,162)         (45)          1,002
                                                          ------         -----        ----     ------          ---           -----
   Net cash provided/(required) by investing activities   75,662         3,856        (312)   211,501      541,284       1,073,488
                                                          ------         -----        ----    -------      -------       ---------
Financing Activities:
 Issuance of long-term debt                            1,787,094                                                           348,218
 Retirement of long-term debt                         (1,883,850)      (18,379)                   (12)     (30,024)       (600,011)
 Increase/(Decrease) in notes payable, net               882,352        (3,856)     54,400   (122,344)     (79,540)        (32,423)
 Issuance of trust preferred securities                  193,070                                            96,535          96,535
 Capital lease principal payments                        (51,040)                             (27,347)     (15,786)         (7,907)
 Redemption of subsidiary-obligated mandatorily
  redeemable preferred securities                       (205,383)                                         (100,000)       (105,383)
 Redemption of preferred stock of subsidiaries           (60,944)                             (30,940)     (12,598)        (17,406)
 Reacquisition of common stock                          (225,821)                 (225,821)
 Dividends paid on common stock                         (264,448)                 (264,448)
 Dividends paid on preferred stock                                      (7,688)                (7,468)         (66)           (154)
 Dividends paid on common stock - Internal                                       1,126,500   (335,000)    (315,000)       (460,000)
 Capital stock paid in capital                                                    (698,900)                 30,000
                                                       ---------       -------   ---------    -------       ------         -------
   Net cash provided (required) by financing activities  171,030       (29,923)     (8,269)  (523,111)    (426,479)       (778,531)
Effect of exchange rate changes on cash                      849
                                                       ---------       -------   ---------    -------      -------         -------
Net increase (decrease) in cash and temporary
 cash investments from above activities                  398,793                    (2,227)    66,834       10,457          29,500
Cash and temporary cash investments, beginning of year    72,755                     2,356      1,850          442           2,750
                                                       ---------       -------   ---------    -------      -------          -------
Cash and temporary cash investments, end of year      $  471,548  $             $      129  $  68,684    $  10,899      $   32,250
                                                      ==========  ============  ==========  =========    =========      ==========
Supplemental Disclosure:
 Interest and preferred dividends paid                $  459,496  $    5,409    $    4,759  $ 115,624    $  59,380      $   55,779
                                                      ==========  ============  ==========  =========    =========      ==========
 Income taxes paid (refunded)                         $  702,355                $       34  $ 189,304    $ 120,277      $  413,810
                                                      ==========                ==========  =========    =========      ==========
 New capital lease obligations incurred               $   37,662                            $   9,407    $  18,840      $    9,415
                                                      ==========                            =========    =========      ==========
 Common stock dividends declared but not paid         $   64,557                $   64,557
                                                      ==========                ==========

---------------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       65




                                          GPU, Inc. and Subsidiary Companies
                                        Consolidating Statement of Cash Flows
                                    For the Twelve Months Ended December 1, 1999
                                    --------------------------------------------
                                                   (In Thousands)

                                                                       GPU         GPU            GPU            GPU        GPU
                                                                     Telcom     Advanced      Generation      Service     Nuclear
                                                                       Inc.      Resources        Inc.           Inc.       Inc.
                                                                       ----      ---------        ----           ----       ----
                                                                                                                               >
Operating Activities:
 Net income                                                       $      102    $ (4,558)
 Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Depreciation and amortization                                         135                                 $  4,506
   Amortization of property under capital leases
   NJBPU  restructuring rate order
   (Gain)/loss on sale of investment
   Equity in undistributed  (earnings)/losses of affiliates,
     Net of distributions received
   Deferred income taxes and investment tax credits, net              (2,128)                   $ 14,440      (89,683)      $   224
   Deferred costs, net
Changes in working capital:
   Receivables                                                          (546)    (15,003)          9,506       (4,333)        2,289
   Materials and supplies                                               (148)                                 (58,081)
   Special deposits and prepayments                                      (54)                      5,137      (29,087)          148
   Payables and accrued liabilities                                     (711)      7,783         (86,581)     169,607        (3,817)
   Due to/from affiliates                                               (154)         31          80,577      (96,637)       (2,437)
 Nonutility generation contract buyout costs
 Other, net                                                            4,881          48         (23,928)     110,008         3,546
                                                                       -----     -------         -------      -------         -----
   Net cash provided (required) by operating activities                1,377     (11,699)           (849)       6,300           (47)
                                                                       -----     -------         -------      -------         -----
Investing Activities:
 Acquisitions, net of cash acquired
 Capital expenditures and investments                                 (2,366)                                  (3,391)

 Proceeds from sale of investments
 Contributions to nonutility generation trusts
 Contributions to decommissioning trusts
 Other, net                                                                         (88)            759        (2,214)           35
                                                                       -----     ------          ------       -------         -----
   Net cash provided/(required) by investing activities               (2,366)       (88)            759        (5,605)           35
                                                                       -----     ------          ------       -------         -----
Financing Activities:
 Issuance of long-term debt
 Retirement of long-term debt
 Increase (Decrease) in notes payable, net
 Issuance of trust preferred securities
 Capital lease principal payments
 Redemption of subsidiary-obligated mandatorily
  redeemable preferred securities
 Redemption of preferred  stock of  subsidiaries
 Reacquisition  of common stock
 Dividends paid on common stock
 Dividends paid on preferred stock
 Dividends paid on common stock - Internal
 Capital stock paid in capital                                                   18,900
                                                                       -----     ------          ------       -------         -----
   Net cash provided (required) by financing activities                          18,900
                                                                       -----     ------          ------       -------         -----
Effect of exchange rate changes on cash                                -----     ------          ------       -------         -----
Net increase/(decrease) in cash and temporary
 cash investments from above activities                                 (989)     7,113             (90)          695           (12)
Cash and temporary cash investments, beginning of year                 3,845        757              90            10            55
                                                                       -----     ------          ------       -------         -----
Cash and temporary cash investments, end of year                  $    2,856   $  7,870          $    -      $    705         $  43
                                                                  ==========   ========           =====      ========         =====
Supplemental Disclosure:
 Interest and preferred dividends paid                                                                          4,733           291
                                                                                                                =====         =====
 Income taxes paid (refunded)                                     $    1,508   $ (2,146)       $   (238)     $ 13,991        $1,426
                                                                  ==========   ========        ========      ========        ======
 New capital lease obligations incurred
 Common stock dividends declared but not paid

----------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999, are an integral part of the consolidating financial statements.

                                       66


                                          GPU, Inc. and Subsidiary Companies
                                        Consolidating Statement of Cash Flows
                                    For the Twelve Months Ended December 31, 1999
                                     ---------------------------------------------
                                                   (In Thousands)

                                                                  GPU                GPU              GPU
                                                              International         Power           Capital
                                                                  Inc.               Inc.             Inc.
                                                              -------------        --------         --------
Operating Activities:
 Net income                                                    $  11,337         $   8,116        $   53,097
  Adjustments to reconcile income to cash provided:
   Equity in earnings of subsidiaries
   Depreciation and amortization                                  (1,933)            6,290           117,903
   Amortization of property under capital leases
   NJBPU restructuring rate order
   (Gain)/loss on sale of investments                            (12,163)                              9,468
   Voluntary enhanced retirement programs
   Equity in undistributed (earnings)/losses of affiliates,
    net of distributions received                                  4,976            (4,567)          (62,579)
   Deferred income taxes and investment tax credits, net          (3,719)            1,469           (45,487)
   Deferred costs, net
  Changes in working capital:
   Receivables                                                      (408)          (15,073)           86,449
   Materials and supplies
   Special deposits and prepayments                                  577             1,012            40,174
   Payables and accrued liabilities                               (3,310)           (5,398)          (37,181)
   Due to/from affiliates                                          4,085            (4,298)            1,211
 Nonutility generation contract buyout costs
 Other, net                                                        2,333            10,260             4,603
                                                                   -----            ------             -----
   Net cash provided (required) by operating activities            1,775            (2,189)          167,658
                                                                   -----            ------           -------
Investing Activities:
 Acquisitions, net of cash acquired                                                               (1,670,739)
 Capital expenditures and investments                             (1,225)          (30,421)         (137,915)
 Proceeds from sale of investments                                32,123                                 558
 Contributions to nonutility generation trusts
 Contributions to decommissioning trusts
 Other, net                                                       22,175            42,383             3,883
                                                                  ------            ------             -----
   Net cash provided/(required) by investing activities           53,073            11,962        (1,804,213)
                                                                  ------            ------        ----------
Financing Activities:
 Issuance of long-term debt                                                         25,000         1,413,876
 Retirement of long-term debt                                    (18,379)          (29,814)       (1,223,989)
 Increase (Decrease) in notes payable, net                       (11,600)           (3,857)        1,073,860
 Issuance of trust preferred securities
 Capital lease principal payments
 Redemption of subsidiary-obligated mandatorily redeemable
  preferred securities
 Redemption of preferred  stock of  subsidiaries
 Reacquisition  of common stock
 Dividends paid on common stock
 Dividends paid on preferred stock
 Dividends paid on common stock - Internal                       (16,500)
 Capital stock paid in capital                                                                       650,000
                                                                  ------           -------         ---------
   Net cash provided (required) by financing activities          (46,479)           (8,671)        1,913,747
                                                                  ------           -------         ---------
Effect of exchange rate changes on cash                                                 37               812
                                                                  ------           -------         ---------
Net increase (decrease) in cash and temporary
 cash investments from above activities                            8,369             1,139           278,004
Cash and temporary cash investments, beginning of year             4,589            23,786            32,225
                                                                   -----            ------            ------

Cash and temporary cash investments, end of year               $  12,958         $  24,925        $  310,229
                                                               =========         =========        ==========
Supplemental Disclosure:
 Interest and preferred dividends paid                         $     775         $   4,489        $  219,075
                                                               =========         =========        ==========

 Income taxes paid (refunded)                                  $  14,798         $     530        $  (50,939)
                                                               =========         =========        ==========
 New capital lease obligations incurred
 Common stock dividends declared but not paid

-------------------------------
The notes to the consolidated financial statements of GPU, JCP&L, Met-Ed and Penelec, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 1999 are an integral part of the consolidating financial statements.

                                       67

Exhibits

A.      Annual Reports

        The following documents are incorporated by reference:

A-1     GPU, Inc. - Annual Report on Form 10-K for 1999 (File No. 1-6047)

        Jersey Central Power & Light Company - Annual Report on Form 10-K for 1999 (File No. 1-3141)

        Metropolitan Edison Company - Annual Report on Form 10-K for 1999 (File No.1-446)

        Pennsylvania Electric Company - Annual Report on Form 10-K for 1999 (File No.1-3522)


B. Certificates of Incorporation, Articles of Incorporation, By-Laws, Partnership Agreements and Other Organizational Documents

        GPU, GPU Advanced Resources, GPU Telcom, GPUS & GPUN

B-1 Articles of Incorporation of GPU, Inc., as amended through March 27, 1990 - incorporated by reference to Exhibit 3-A to GPU's Annual Report on Form 10-K for 1989, File No. 1-6047.

B-2 Articles of Amendment to Articles of Incorporation of GPU, Inc., dated as of May 5, 1995 - incorporated by reference to Exhibit A-4, Certificate Pursuant to Rule 24, File No. 70-8569.

B-3 Articles of Incorporation of GPU, Inc. as amended August 1, 1996 - incorporated by reference to Exhibit 3-A-2 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

B-4 Articles of Incorporation of GPUS, as amended through April 27, 1994 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-4990.

B-5 Articles of Incorporation of GPUS, as amended through August 1, 1996 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-6 Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-7 Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8 Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-9 Amended By-Laws of GPUS, dated as of January 1, 1999 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits

        GPU, GPU Advanced Resources, GPU Telcom, GPUS & GPUN

B-10 Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-11 Certificate of Incorporation of GPU Energy Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-12 Certificate of Amendment of Certificate of Incorporation of GPU Energy Services, Inc., dated as of January 15, 1997 to change the name of the company to GPU Advanced Resources, Inc- incorporated by reference to Exhibit B-16 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-13 By-Laws of GPU Advanced Resources, Inc., dated as of March 6, 1997-incorporated by reference to Exhibit B-17 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-14 Certificate of Incorporation of GPU Telcom Services, Inc., dated as of September 13, 1996- incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-15 By-Laws of GPU Telcom Services, Inc., dated as of March 6, 1997-incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-16 Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to Application on Form U-1, File No. 70-7398.

B-17 Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-18 By-Laws of GPU, Inc. as amended May 6, 1999 - incorporated by reference to Exhibit 3-B of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

        JCP&L

B-19    Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982
        - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-20 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-21 Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

Exhibits

        JCP&L

B-22 Certificate of Incorporation of JCP&L Preferred Capital, Inc., dated as of February 21, 1995 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-8495.

B-23 Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-24    By-Laws of JCP&L Preferred Capital,  Inc., dated as of February 21, 1995
        - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8495.

B-25 Amended and Restated Limited Partnership Agreement of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-26 Action Creating Series A Preferred Securities of JCP&L Capital, L.P., dated as of May 11, 1995 - incorporated by reference to Exhibit A-6(a), Certificate Pursuant to Rule 24, File No. 70-8495.

B-27 Payment and Guarantee Agreement of JCP&L, dated as of May 18, 1995 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-8495.

        Met-Ed

B-28 Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-29    Certificate of Incorporation of Met-Ed Preferred Capital, Inc., dated as
        of  May  6,  1994  -  incorporated   by  reference  to  Exhibit  3-C  to
        Registration Statement on Form S-3, Registration No. 33-53673.

B-30 Amended By-Laws of Met-Ed, dated as of May 22, 1997- incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-31    Amended By-Laws of York Haven Power Company, dated as of January 1, 1985
        - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-32 Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-33 By-Laws of Met-Ed Preferred Capital, Inc., dated as of May 6, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8401.

B-34 Amended and Restated Limited Partnership Agreement of Met-Ed Capital, L.P., dated as of August 16, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8401.

Exhibits

        Met-Ed

B-35 Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-36 By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-37 Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-38 Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01, and 333-62967-02.

B-39 Restated Articles of Incorporation of Met-Ed dated March 8, 1999 - incorporated by reference to Exhibit 3-E of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-40 Payment and Guarantee Agreement of Met-Ed, dated May 28, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9329.

B-41 Amendment No. 1 to Payment and Guarantee Agreement of Met-Ed, dated November 23, 1999 - incorporated by reference to Exhibit 4-H of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.


        Penelec

B-42 Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-43 Certificate of Incorporation of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit 3-C to Registration Statement on Form S-3, Registration No. 33-53677.

B-44 Amended By-Laws of Penelec, dated as of May 22, 1997 - incorporated by reference to Exhibit B-45 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-45    By-Laws  of  Nineveh  Water  Company,   dated  as  of  May  22,  1920  -
        incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

Exhibits

        Penelec

B-46 Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 - incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-47 By-Laws of Penelec Preferred Capital, Inc., dated as of May 9, 1994 - incorporated by reference to Exhibit A-2, Application on Form U-1, File No. 70-8403.

B-48 Amended and Restated Limited Partnership Agreement of Penelec Capital, L.P., dated as of June 27, 1994 - incorporated by reference to Exhibit A-5(a), Certificate Pursuant to Rule 24, File No. 70-8403.

B-49 Payment and Guarantee Agreement of Penelec, dated June 16, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9327.

B-50 Amendment No. 1 to Payment and Guarantee Agreement of Penelec, dated November 23, 1999 - incorporated by reference to Exhibit 4-J of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-51 Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-52 By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-53 Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-54 Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-55 Restated Articles of Incorporation of Penelec dated March 8, 1999 - incorporated by reference to Exhibit 3-G of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

        GPU Electric & GPU International Group

B-56 Amended and Restated Certificate of Incorporation of Energy Initiatives, Inc., dated as of September 14, 1990 - incorporated by reference to Exhibit B-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1990, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-57 Certificate of Amendment of Certificate of Incorporation of Energy Initiatives, Inc., dated as of August 1, 1996 to change the name of the company to GPU International, Inc. - incorporated by reference to Exhibit B-48 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-58 Certificate of Incorporation of Elmwood Energy Corporation, dated as of February 13, 1987 - incorporated by reference to Exhibit B-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-59 Certificate of Incorporation of Armstrong Energy Corporation, dated as of July 14, 1988 - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-60 Certificate of Incorporation of Geddes Cogeneration Corporation, dated as of March 23, 1989- incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

B-61 Articles of Incorporation of North Canadian Power, Inc., dated as of November 21, 1989 - incorporated by reference to Exhibit B-13 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-62 Certificate of Amendment of Articles of Incorporation of North Canadian Power, Inc., dated as of May 18, 1994, to change to name of the company to NCP Energy, Inc. - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-63 Certificate of Incorporation of NCP Lake Power, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-64    Certificate of  Incorporation of NCP Gem, Inc., dated as of May 23, 1991
        - incorporated by reference to Exhibit B-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-65 Certificate of Incorporation of Umatilla Groves, Inc., dated as of June 17, 1992 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-66 Certificate of Incorporation of NCP Dade Power, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-67 Certificate of Incorporation of NCP Pasco, Inc., dated as of May 23, 1991 - incorporated by reference to Exhibit B-19 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-68 Articles of Incorporation of ADA Management Corporation, dated as of November 20, 1990 - incorporated by reference to Exhibit B-20 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-69 Certificate of Amendment of Articles of Incorporation of ADA Management Corporation, dated as of July 31, 1993 to change the name of the company to Commerce Cogeneration Corporation - incorporated by reference to Exhibit B-21 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-70 Certificate of Amendment of Articles of Incorporation of Commerce Cogeneration Corporation, dated as of July 31, 1993 to change the name of the company to NCP ADA Power, Inc. - incorporated by reference to Exhibit B-22 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-71 Certificate of Incorporation of NCP Brooklyn Power, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-23 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-72 Articles of Incorporation of Trigen Power Company, dated as of December 23, 1988 - incorporated by reference to Exhibit B-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-73 Certificate of Amendment of Articles of Incorporation of Trigen Power Company, dated as of February 21, 1991 to change the name of the company to ADA Power Company - incorporated by reference to Exhibit B-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-74 Certificate of Amendment of Articles of Incorporation of ADA Power Company, dated as of August 31, 1993 to change the name of the company to NCP Commerce Power, Inc. - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-75 Certificate of Incorporation of NCP Houston Power, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-76 Certificate of Incorporation of NCP Perry, Inc., dated as of December 1, 1993 - incorporated by reference to Exhibit B-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-77 Certificate of Incorporation of NCP New York, Inc., dated as of July 9, 1993 - incorporated by reference to Exhibit B-29 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-78 Certificate of Incorporation of EI Selkirk, Inc., dated as of October 31, 1994 - incorporated by reference to Exhibit B-30 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-79 Certificate of Incorporation of EI Fuels Corporation, dated as of August 9, 1990 - incorporated by reference to Exhibit B-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-80 Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994 - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-81 Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

B-82 Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of July 25, 1989 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126

B-83 Certificate of Amendment to Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 - incorporated by reference to Exhibit B-12-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-84 Certificate of Amendment of the Certificate of Incorporation of Bermuda Hundred Energy, Inc., dated as of March 16, 1993 to change the name of the corporation to Hanover Energy Corporation - incorporated by reference to Exhibit B-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-85 Certificate of Incorporation of EI Power (China) II, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-86 Certificate of Incorporation of EI Power (China) III, Inc., dated as of September 20, 1994 - incorporated by reference to Exhibit B-47 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-87 Certificate of Incorporation of Austin Cogeneration Corporation, dated as of January 27, 1995 - incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-88 Certificate of Incorporation of Guaracachi America, Inc., dated as of July 13, 1995 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-89    By-Laws of Incorporation of EI Services Colombia, Ltda. (Public Deed No.
        2798), dated as of August 11, 1995 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-90 Amendment to the By-Laws of Incorporation of EI Services Colombia, Ltda. dated as of August 9, 1996 to change the name of the company to GPU International Latin America, Ltda. (subsequently renamed GPUI Colombia, Ltda.) - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-91 By-Laws of Incorporation of Empresa Guaracachi S.A., effective as of July 13, 1995 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-92 Certificate of Incorporation of EI Barranquilla, Inc., dated as of July 10, 1995 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-93    By-Laws of  Incorporation  of  Termobarranquilla  S.A.  (Public Deed No.
        9994), dated as of October 14, 1994 - incorporated by reference to Exhibit B-84 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-94 Certificate of Incorporation of Barranquilla Lease Holding, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-95 Certificate of Incorporation of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995 - incorporated by reference to Exhibit B-86 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-96 Certificate of Incorporation of International Power Advisors, Inc., dated as of August 14, 1995 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-97 Certificate of Incorporation of Colombian Installations, Inc., dated as of September 8, 1995 - incorporated by reference to Exhibit B-88 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-98 Certificate of Amendment of Certificate of Incorporation of Colombian Installations, Inc., dated as of August 26, 1996 to change the name of the company to GPU Power Philippines, Inc. - incorporated by reference to Exhibit B-96 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-99 Certificate of Incorporation of EI Energy, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-100 Certificate of Amendment of Certificate of Incorporation of EI Energy, Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-101 Certificate of Incorporation of Victoria Electric, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-90 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-102 Certificate of Incorporation of EI Services, Inc., dated as of October 7, 1993 - incorporated by reference to Exhibit B-91 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-103 Certificate of Amendment to Certificate of Incorporation of EI Services, Inc., dated as of August 7, 1995 - incorporated by reference to Exhibit B-92 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-104 Certificate of Incorporation of Victoria Electric Holdings, Inc., dated as of June 17, 1996 - incorporated by reference to Exhibit B-102 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-105 Certificate of Incorporation of EI UK Holdings, Inc., dated as of April 30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-106 Memorandum and Articles of Association of Avon Energy Partners Holdings, dated as of May 2, 1996 - incorporated by reference to Exhibit B-104 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-107 Memorandum and Articles of Association of Avon Energy Partners plc, dated as of April 29, 1996 - incorporated by reference to Exhibit B-105 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-108 Memorandum of Association of Midlands Electricity plc, dated as of March 9, 1989 - incorporated by reference to Exhibit B-106 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-109 Articles of Association of Midlands Electricity plc, adopted on December 13, 1996 - incorporated by reference to Exhibit B-107 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-110 Certificate of Filing of Amended Articles of Incorporation of Magellan Utilities Development Corporation, adopted on March 14, 1994-incorporated by reference to Exhibit B-108 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-111 Certificate of Incorporation of GPUI Lake Holdings, Inc., dated December 30, 1996 - incorporated by reference to Exhibit B-109 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-112 Amended By-Laws of Energy Initiative, Inc. (subsequently renamed GPU International, Inc.), dated as of May 14, 1993 - incorporated by reference to Exhibit B-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-113 Amended By-Laws of Elmwood Energy Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-114 Amended By-Laws of Armstrong Energy Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-33 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-115 Amended By-Laws of Geddes Cogeneration Corporation, adopted as of May 14, 1992 - incorporated by reference to Exhibit B-34 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-116 By-Laws of North Canadian Power, Inc. (subsequently renamed NCP Energy, Inc.), adopted as of December 27, 1989 - incorporated by reference to Exhibit B-70 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-117 By-Laws of NCP Lake Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-71 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-118 By-Laws of NCP Gem, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-72 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-119 By-Laws of Umatilla Groves, Inc., adopted as of June 18, 1992 - incorporated by reference to Exhibit B-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-120 By-Laws of NCP Dade Power, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-121 By-Laws of NCP Pasco, Inc., adopted as of May 23, 1991 - incorporated by reference to Exhibit B-75 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-122 By-Laws of Commerce Cogeneration Corporation, as amended through October 3, 1992 (formerly known as ADA Management Corporation) - subsequently renamed NCP ADA Power, Inc. - incorporated by reference to Exhibit B-76 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-123 By-Laws of NCP Brooklyn Power, Inc., adopted as of July 10, 1993 - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-124 By-Laws of Trigen Power Company (successively renamed ADA Power Company and NCP Commerce Power, Inc.), adopted as of December 30, 1988 - incorporated by reference to Exhibit B-78 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-125 By-Laws of NCP Houston Power, Inc., adopted as of December 3, 1993 - incorporated by reference to Exhibit B-79 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-126 By-Laws of NCP Perry, Inc., December 3, 1993 - incorporated by reference to Exhibit B-80 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-127 By-Laws of NCP New York, Inc., adopted as of July 10, 1993 - incorporated by reference to Exhibit B-81 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-128 By-Laws of EI Selkirk, Inc., adopted as of November 1, 1994 - incorporated by reference to Exhibit B-82 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-129 By-Laws of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-87 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-130 By-Laws of EI Fuels Corporation, dated as of May 14, 1993 - incorporated by reference to Exhibit B-37 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

B-131 By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-132 Amended By-Laws of Hanover Energy Corporation (formerly Bermuda Hundred Energy, Inc.), dated as of March 16, 1993 - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

B-133 By-Laws of EI Power (China) II, Inc., adopted as of September 22, 1994 - incorporated by reference to Exhibit B-93 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-134   By-Laws of EI Power (China) III, Inc.,  adopted as of September 22, 1994
        - incorporated by reference to Exhibit B-94 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-135 By-Laws of Austin Cogeneration Corporation, adopted as of January 27, 1995 - incorporated by reference to Exhibit B-123 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-136 By-Laws of Guaracachi America, Inc., adopted as of July 13, 1995 - incorporated by reference to Exhibit B-124 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-137 By-Laws of EI Barranquilla, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-125 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-138 By-Laws of Barranquilla Lease Holding, Inc., adopted as of December 29, 1995 - incorporated by reference to Exhibit B-126 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-139   By-Laws of Los Amigos Leasing Company, Ltd., dated as of August 18, 1995
        - incorporated by reference to Exhibit B-127 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-140 By-Laws of International Power Advisors, Inc., adopted as of August 16, 1995 - incorporated by reference to Exhibit B-128 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-141 By-Laws of Colombian Installations, Inc. (subsequently renamed GPU Power Philippines, Inc.), adopted as of September 9, 1995 - incorporated by reference to Exhibit B-129 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-142 By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-143 By-Laws of Victoria Electric, Inc., adopted as of October 20, 1995 - incorporated by reference to Exhibit B-131 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-144   By-Laws of Victoria Electric Holdings, Inc., adopted as of June 17, 1996
        - incorporated by reference to Exhibit B-149 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-145 By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-146 Certificate of Filing of Amended By-Laws of Magellan Utilities Development Corporation adopted on September 29, 1994- incorporated by reference to Exhibit B-151 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-147 By-Laws of GPUI Lake Holdings, Inc., adopted as of December 30, 1996 - incorporated by reference to Exhibit B-152 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-148 Memorandum of Association of 2322120 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-149 Certificate of Amendment of the Memorandum of Association of 2322120 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-150 Memorandum of Association of 2322133 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-151 Certificate of Amendment of the Memorandum of Association of 2322133 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-152 Memorandum of Association of EI Cayman (subsequently renamed EI International), dated as of June 16, 1993 - incorporated by reference to Exhibit B-39 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-153 Memorandum of Association of EI Australia Services Pty Ltd., (subsequently renamed GPU International Australia Pty Ltd.), effective as of October 26, 1995 - incorporated by reference to Exhibit B-142 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-154 Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-155 Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-156 Articles of Association of EI Australia Services Pty Ltd., adopted as of October 26, 1995 - incorporated by reference to Exhibit B-148 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-157 Agreement of Limited Partnership of Lake Cogen, Ltd., dated as of July 24, 1992 - incorporated by reference to Exhibit B-3(a), Application on Form U-1, File No. 70-8369.

B-158 First Amendment to Limited Partnership Agreement of Lake Cogen, Ltd., dated as of June 13, 1994 - incorporated by reference to Exhibit B-3(a), Certificate Pursuant to Rule 24, File No. 70-8369.

Exhibits

        GPU Electric & GPU International Group

B-159 Agreement of Limited Partnership of Lake Investment, L.P., dated as of July 23, 1992 - incorporated by reference to Exhibit B-112 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-160   Amended  and  Restated   Limited   Partnership   Agreement  of  Onondaga
        Cogeneration  Limited   Partnership,   dated  as  of  June  10,  1992  -
        incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7942.

B-161 Limited Partnership Agreement of Pasco Cogen, Ltd., as amended through July 15, 1993 - incorporated by reference to Exhibit B-4(a)(i)-(iv), Application on Form U-1, File No. 70-8369.

B-162 Fourth Amendment to Limited Partnership Agreement of Pasco Cogen, Ltd., dated as of June 13, 1994 - incorporated by reference to Exhibit B-4(a), Certificate Pursuant to Rule 24, File No. 70-8369.

B-163 Agreement of Limited Partnership of Dade Investment, L.P., dated as of August 28, 1991 - incorporated by reference to Exhibit B-116 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-164   Amended and  Restated  Limited  Partnership  Agreement  of Prime  Energy
        Limited Partnership, dated as of August 7, 1987 - incorporated by reference to Exhibit A-1, Application on Form U-1, File No. 70-7647.

B-165 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 1198), dated as of February 24, 1995 - incorporated by reference to Exhibit B-160 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-166 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 6455), dated as of October 4, 1995 - incorporated by reference to Exhibit B-161 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-167 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 2093), dated as of April 6, 1995 - incorporated by reference to Exhibit B-162 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-168 Amendment to By-Laws of Incorporation of Termobarranquilla S.A. (Public Deed No. 5777), dated as of September 5, 1995 - incorporated by reference to Exhibit B-163 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-169 Certificate of Amendment of Articles of Association of EI Cayman, dated as of July 10, 1995 to change the name of the company to EI International - incorporated by reference to Exhibit B-164 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-170 Limited Partnership Agreement of Mid-Georgia Cogen, L.P., dated as of April 15, 1996 - incorporated by reference to Exhibit B-186 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-171 Memorandum and Articles of Association of Australian Transmission Corporation Pty Ltd., dated as of September 30, 1997 - incorporated by reference to Exhibit B-189 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-172 Certificate of Registration and Change of Name of Australian Transmission Corporation Pty Ltd. to GPU PowerNet Pty Ltd., effective October 30, 1997- incorporated by reference to Exhibit B-190 to GPU Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-173 Amendment to the Certificate of Incorporation of GPU International Latin America Ltda., dated as of March 6, 1997, to change the name of the company to GPUI Colombia Ltda. - incorporated by reference to Exhibit B-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No.30-126.

B-174 Certificate of Incorporation of GPU Australia Holdings, Inc. dated as of September 29, 1997 - incorporated by reference to Exhibit B-192 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-175   By-Laws of GPU Australia Holdings,  Inc., dated as of September 29, 1997
        - incorporated by reference to Exhibit B-193 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-176 Certificate of Incorporation of Austran Holdings, Inc., dated as of September 29, 1997 - incorporated by reference to Exhibit B-194 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-177 Amended and Restated Certificate of Incorporation of Austran Holdings, Inc., dated as of October 9, 1997 - incorporated by reference to Exhibit B-195 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-178 By-Laws of Austran Holdings, Inc. adopted as of September 29, 1997 - incorporated by reference to Exhibit B-196 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-179 Certificate of Incorporation of GPU Power Ireland, Inc., dated October 14, 1997 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-180 By-Laws of GPU Power Ireland, Inc. adopted as of October 14, 1997 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-181 Certificate of Registration of Austran Investments Pty Ltd. dated as of October 15, 1997 - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-182 Memorandum and Articles of Association of Austran Investments Pty Ltd. dated as of October 15, 1997 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-183 Certificate of Registration of GPU PowerNet Investments Pty Ltd. dated as of December 9, 1997 - incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-184 Memorandum and Articles of Association of GPU PowerNet Investments Pty Ltd. dated as of December 8, 1997 - incorporated by reference to Exhibit B-204 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-185 Certificate of Amendment to the Certificate of Registration of EI Australia Services Pty Ltd. to GPU International Australia Pty. Ltd. dated as of October 14, 1996 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-186   Certificate of Incorporation of GPU Capital,Inc.,  dated October 8, 1998
        - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-187   By-Laws  of  GPU  Capital,   Inc.  adopted  as  of  October  8,  1998  -
        incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-188 Articles of Association of GPU do Brasil Ltda., dated March 10, 1998 - incorporated by reference to Exhibit B-200 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-189 By-Laws of GPU Sao Paulo S.A. adopted as of March 10, 1998 - incorporated by reference to Exhibit B-201 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-190 Memorandum and Articles of Association of GPU GasNet Pty Ltd. dated as of June 16, 1998 - incorporated by reference to Exhibit B-202 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-191 Memorandum and Articles of Association of GPU GasNet Trading Pty Ltd. dated as of June 16, 1998 - incorporated by reference to Exhibit B-203 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits

        GPU Electric & GPU International Group

B-192 Certificate of Incorporation of Geddes II Corp., dated June 24, 1998 - incorporated by reference to Exhibit B-204 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-193 By-Laws of Geddes II Corp., adopted as of June 24, 1998 - incorporated by reference to Exhibit B-205 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-194 Articles of Association of Midlands Power International Limited, dated April 3, 1995 - incorporated by reference to Exhibit B-206 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-195 Certificate of Incorporation of GPU Brasil, Inc., dated February 25, 1998 - incorporated by reference to Exhibit B-207 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-196 By-Laws of GPU Brasil, Inc., adopted as of February 25, 1998 - incorporated by reference to Exhibit B-208 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-197 Certificate of Incorporation of GPU International Asia, Inc., dated January 9, 1997 - incorporated by reference to Exhibit B-209 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-198   By-Laws of GPU International  Asia, Inc., adopted as of January 10, 1997
        - incorporated by reference to Exhibit B-210 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126..

B-199 Certificate of Incorporation of GPU Argentina Holdings, Inc., dated December 18, 1998 - incorporated by reference to Exhibit B-211 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-200   By-Laws of GPU Argentina Holdings, Inc., adopted as of December 18, 1998
        - incorporated by reference to Exhibit B-212 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-201   Certificate of Incorporation of GPU Solar,  Inc., dated November 5, 1997
        - incorporated by reference to Exhibit B-213 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-202   By-Laws  of  GPU  Solar,   Inc.,  adopted  as  of  November  5,  1997  -
        incorporated by reference to Exhibit B-214 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-203 Certificate of Merger of GPU Solar, L.L.C. and GPU Solar, Inc., dated January 7, 1997 - incorporated by reference to Exhibit B-215 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-204  Association of Notaries of Empresa Distribuidora Electrica Regional, S.A.

Exhibits

        GPU Electric & GPU International Group

B-205 Articles of Association of Avon Energy Partners plc, adopted as of January 19, 2000.

B-206 Articles of Association of Avon Energy Partners Holdings, adopted as of January 19, 2000.

B-207 Articles of Association of GPU Argentina Services S.R.L., dated January 15, 1999.

B-208   By-Laws of VicGas Holdings, Inc.

B-209   Certificate of Incorporation of VicGas Holdings, Inc.

B-210 Articles of Association of Midlands Electricity plc, adopted as of January 19, 2000.

B-211 Certificate of Registration on Change of Name of Transmission Pipelines Australia (Assets) Pty Limited, dated November 3, 1997.

B-212 Constitution of Transmission Pipelines Australia (Assets) Pty Limited dated, June 1999.

B-213 Certificate of Incorporation of GPU Generation Services - Pasco, Inc., dated April 2, 1999.

B-214   By-Laws of GPU Generation Services - Pasco, Inc.

B-215 Certificate of Incorporation of GPU Generation Services - Lake, Inc., dated April 2, 1999.

B-216   By-Laws of GPU Generation Services - Lake, Inc.

        GPU, GPUS & GPUN

C-1 Credit Agreement between GPUS and First National Bank of Chicago, dated as of March 27, 1996 - incorporated by reference to Exhibit B-2, Certificate Pursuant to Rule 24, File No. 70-8793.

C-2     GPU, Inc. Restricted Stock Plan for Outside Directors dated June 4, 1998
        - incorporated by reference to Exhibit 10-O to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-3 Performance Units Agreement Under the 1990 Stock Plan for Employees of GPU and Subsidiaries - 1998 Agreement - incorporated by reference to
        Exhibit 10-CC to GPU, Inc.'s Annual Report on Form 10K for the year 1998, File No. 1-6047.

C-4 Incentive Compensation Plan for Elected Officers of GPU Service, Inc., as amended and restated June 4, 1998 - incorporated by reference to Exhibit C-5 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-5 Incentive Compensation Plan for Elected Officers of GPU Nuclear, Inc., dated as of February 6, 1997 - incorporated by reference to Exhibit C-6 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

Exhibits

        GPU, GPUS & GPUN

C-6 Employee Incentive Compensation Plan of GPU Service, Inc., dated as of December 1, 1998 - incorporated by reference to Exhibit C-8 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-7 Employee Incentive Compensation Plan of GPU Nuclear Inc., dated as of April 1, 1995 - incorporated by reference to Exhibit C-8 to GPU Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

C-8 GPU Service, Inc. Supplemental and Excess Benefits Plan, as amended July 1, 1999.

C-9 GPU Nuclear, Inc. Supplemental and Excess Benefits Plan, as amended June 5, 1997 - incorporated by reference to Exhibit C-11 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-10 Deferred Remuneration Plan for Outside Directors of GPU, Inc. as amended October 8, 1997 - incorporated by reference to Exhibit 10-S to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-11 Deferred Remuneration Plan for Outside Directors of GPU Nuclear Inc., as amended June 5, 1997 - incorporated by reference to Exhibit C-14 to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-12 Retirement Plan for Outside Directors of GPU, Inc. dated June 5, 1997 - incorporated by reference to Exhibit 10-R to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-13 GPU System Companies Deferred Compensation Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-A to GPU, Inc.'s Annual Report on Form 10-K for the year 1997, File No. 1-6047.

C-14 Senior Executive Life Insurance Program, dated as of May 3, 1989 - incorporated by reference to description contained on pages 13-14 of GPU, Inc.'s 1992 definitive proxy statement, File No. 1-6047.

C-15 Supplemental Extraordinary Medical Expense Plan for Certain GPU System Officers, as amended through February 28, 1992 - incorporated by reference to Exhibit 10-M to GPU, Inc.'s Annual Report on Form 10-K for the year 1992, File No. 1-6047.

C-16 Deferred Stock Unit Plan for Outside Directors of GPU, Inc., dated as of July 1, 1997 - incorporated by reference to GPU, Inc.'s Annual Report on Form U5S for the year 1997, File No. 30-126.

C-17 Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
        Exhibit 10-BB to GPU, Inc.'s Annual Report on Form 10-K for the year 1998, File No. 1-6047.

C-18    Severance Protection Agreement for Fred D. Hafer, dated November 5, 1998
        - incorporated by reference to Exhibit C-24 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-19    Severance Protection Agreement for Ira H. Jolles, dated November 5, 1998
        - incorporated by reference to Exhibit C-25 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

Exhibits

        GPU, GPUS & GPUN

C-20 Severance Protection Agreement for Thomas G. Broughton, dated November 5, 1998 - incorporated by reference to Exhibit C-26 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-21 Severance Protection Agreement for Carole B. Snyder, dated November 30, 1998 - incorporated by reference to Exhibit C-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-22 Severance Protection Agreement for Bruce L. Levy, dated December 16, 1998 - incorporated by reference to Exhibit C-28 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-23    Severance Protection Agreement for Michael J. Chesser, dated
        April 17, 2000.

C-24    Supplemental Pension Agreement for Michael J. Chesser, dated
        April 17, 2000

C-25 Letter agreement dated August 7, 1997 relating to terms of employment and pension benefits for I. H. Jolles - incorporated by reference to
        Exhibit 10-O, 1997 Annual Report on Form 10-K, SEC File No. 1-6047.

C-26 Amended and Restated GPU System Companies Master Directors' Benefits Protection Trust effective June 1, 1999 - incorporated by reference to
        Exhibit 10-T of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-27 Amended and Restated GPU System Companies Master Executives' Benefits Protection Trust effective June 1, 1999 - incorporated by reference to
        Exhibit 10-U of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-28 GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through June 3, 1999 - incorporated by reference to Exhibit 10-V of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-29 Form of 1999 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
        Exhibit 10-W of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-30 Form of 1999 Performance Units Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to
        Exhibit 10-X of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-31 Letter agreement dated February 23, 2000 relating to terms and conditions of the supplemental pension for Robert L. Wise - incorporated by reference to Exhibit 10-Y of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

Exhibits

        GPU, GPUS & GPUN

C-32 Severance Protection Agreement for Robert L. Wise, as amended and restated, dated February 23, 2000 - incorporated by reference to Exhibit 10-EE of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-33 GPU Companies Supplemental Executive Retirement Plan, as adopted effective July 1, 1999 - incorporated by reference to Exhibit 10-FF of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-34 Letter Agreement with Charles M. Brennan III and Byron D. Nelson, dated December 21, 1999 - incorporated by reference to exhibit (c) (2) to GPU, Inc.'s Schedule 14D-1 Tender Offer Statement, File No. 1-6047.

C-35 Forms of Estate Enhancement Program Agreements - incorporated by reference to Exhibit 10-JJ of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-36 Agreement and Plan of Merger by and among GPU, Inc., MYR Group Inc. and GPX Acquisition Corp. - Incorporated by reference to Exhibit (c) (1) to GPU, Inc.'s. Schedule 14D-1 Tender Offer Statement, File No. 1-6047.


        JCP&L

        Instruments Defining the Rights of Security Holders, Including
        Indentures

C-37 Indenture, dated as of March 1, 1946, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to JCP&L's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-38 First Supplemental Indenture, dated as of December 1, 1948 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-39 Second Supplemental Indenture, dated as of April 1, 1953 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-40 Third Supplemental Indenture, dated as of June 1, 1954 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

        JCP&L

C-41 Fourth Supplemental Indenture, dated as of May 1, 1955 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-42 Fifth Supplemental Indenture, dated as of August 1, 1956 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-43 Sixth Supplemental Indenture, dated as of July 1, 1957 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-44 Seventh Supplemental Indenture, dated as of July 1, 1959 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-45 Eighth Supplemental Indenture, dated as of June 1, 1960 - incorporated by reference to JCP&L's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-46    Ninth   Supplemental   Indenture,   dated  as  of  November  1,  1962  -
        incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-47 Tenth Supplemental Indenture, dated as of October 1, 1963 - incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-48    Eleventh  Supplemental  Indenture,   dated  as  of  October  1,  1964  -
        incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-49    Twelfth  Supplemental  Indenture,   dated  as  of  November  1,  1965  -
        incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

C-50 Thirteenth Supplemental Indenture, dated as of August 1, 1966 - incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-51 Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-52 Fifteenth Supplemental Indenture, dated as of October 1, 1968 - incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-53 Sixteenth Supplemental Indenture, dated as of October 1, 1969 - incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-54    Seventeenth  Supplemental  Indenture,   dated  as  of  June  1,  1970  -
        incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

Exhibits

        JCP&L

C-55 Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

C-56 Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-57 Twentieth Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-58 Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-59 Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-60 Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-61 Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-62 Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-63 Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 - incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-64 Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-65 Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-66 Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

C-67 Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

C-68    Thirtieth   Supplemental   Indenture,   dated  as  of  June  1,  1976  -
        incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-69    Thirty-first  Supplemental  Indenture,   dated  as  of  May  1,  1977  -
        incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-70 Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-71 Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

Exhibits

        JCP&L

C-72 Thirty-fourth Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-73 Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-74 Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-75 Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 - incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-76 Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-77    Fortieth   Supplemental   Indenture,   dated  as  of  June  14,  1988  -
        incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-78 Forty-first Supplemental Indenture, dated as of April 1, 1989 - incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-79 Forty-second Supplemental Indenture, dated as of July 1, 1989 - incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

C-80    Forty-third   Supplemental   Indenture,   dated  as  of  March  1,  1991
        -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

C-81 Forty-fourth Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-82 Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

C-83 Forty-sixth Supplemental Indenture, dated as of April 1, 1993 - incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-84 Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

Exhibits

        JCP&L

C-85 Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-86 Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-87    Fiftieth  Supplemental   Indenture,   dated  as  of  August  1,  1994  -
        incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-88 Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-89 Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

C-90 Fifty-second Supplemental Indenture of JCP&L dated July 1, 1999 - incorporated by reference to Item 16, Exhibit 4-B-44 of Registration No. 333-88783.

C-91 Fifty-third Supplemental Indenture of JCP&L dated November 1, 1999 - incorporated by reference to Exhibit 4-A-45 of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

C-92 Senior Note Indenture between JCP&L and United States Trust Company of New York, dated July 1, 1999 - incorporated by reference to Exhibit 4-A of Registration No. 333-78717.

        Other

C-93 Incentive Compensation Plan for Elected Officers of JCP&L dated February 6, 1997 incorporated by reference to Exhibit C-74 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-94    Employee Incentive Compensation Plan of JCP&L, dated as of April 1, 1995
        - incorporated by reference to Exhibit 10-D to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-95 JCP&L Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-K to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

C-96 Deferred Remuneration Plan for Outside Directors of JCP&L dated June 5, 1997 - incorporated by reference to Exhibit 10-J to JCP&L's Annual Report on Form 10-K for the year 1997, File No. 1-3141.

Exhibits

        JCP&L

C-97 Second Amended and Restated Nuclear Material Lease Agreement, dated as of November 5, 1998, between Oyster Creek Fuel Corp. and JCP&L - incorporated by reference to Exhibit 10-R, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-98 Letter Agreement, dated as of November 5, 1998, from JCP&L relating to Oyster Creek Nuclear Material Lease Agreement - incorporated by reference to Exhibit 10-T, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-99 Second Amended and Restated Trust Agreement, dated as of November 5, 1998, between United States Trust Company of New York, as Owner Trustee, Lord Fuel Corp., as Trustor and Beneficiary, and JCP&L - incorporated by reference to Exhibit 10-V, to JCP&L's Annual Report on Form 10-K for the year 1998, File No. 1-3141.

C-100 Oyster Creek Nuclear Generating Station Purchase and Sale Agreement by and among GPU Nuclear, Inc. and JCP&L, as sellers, and AmerGen Energy Company, LLC, as buyer, dated as of October 15, 1999 - incorporated by reference to Exhibit 10-GG of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

        Met-Ed

        Instruments   Defining  the  Rights  of  Security   Holders,   Including
        Indentures

C-101 Indenture, dated as of November 1, 1944, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 1 filed as part of Amendment No. l to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-102 Supplemental Indenture, dated as of February 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-103 Supplemental Indenture, dated as of May 20, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-104 Supplemental Indenture, dated as of September 1, 1947 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

        Met-Ed

C-105 Supplemental Indenture, dated as of September 1, 1948 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-106 Supplemental Indenture, dated as of October 4, 1949 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-107 Supplemental Indenture, dated as of February 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-108 Supplemental Indenture, dated as of July 19, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-109 Supplemental Indenture, dated as of December 1, 1950 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-110 Supplemental Indenture, dated as of March 1, 1952 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-111 Supplemental Indenture, dated as of May 1, 1953 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-112 Supplemental Indenture, dated as of July 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-113 Supplemental Indenture, dated as of October 1, 1954 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-114 Supplemental Indenture, dated as of June 1, 1957 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

        Met-Ed

C-115 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Met-Ed's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-116 Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-117 Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

C-118 Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-119 Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-120 Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-121 Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-122 Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-123 Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-124 Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-125 Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-126 Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-127 Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-128 Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-129 Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-130 Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

Exhibits

        Met-Ed

C-131 Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-132 Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-133 Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to
        Exhibit 2-E(19), Registration No. 2-62212.

C-134 Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-135 Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-136 Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-137 Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

C-138 Supplemental Indenture, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-139 Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-140 Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-141 Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-142 Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-143 Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-144 Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-145 Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-146   Amendment,  dated as of May 22, 1995, to Supplemental  Indenture  (dated
        April  1,  1990)  -  incorporated  by  reference  to  Exhibit   4-A(31),
        Registration No. 33-48937.

Exhibits

        Met-Ed

C-147 Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-148 Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-149 Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

C-150   Supplemental  Indenture,   dated  August  15,  1996  -  incorporated  by
        reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

C-151   Supplemental Indenture, dated May 1, 1997 - incorporated by reference to
        Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-4446.

C-152 Indenture between Met-Ed and United States Trust Company of New York dated May 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9329.

C-153 Supplemental Indenture between Met-Ed and United States Trust Company of New York dated July 1, 1999 - incorporated by reference to Exhibit 4-B-38 of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

C-154 Senior Note Indenture between Met-Ed and United States Trust Company of New York, dated July 1, 1999.

        Other

C-155 Incentive Compensation Plan for Elected Officers of Met-Ed dated February 6, 1997 - incorporated by reference to Exhibit C-134 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File NO. 30-126.

C-156 Employee Incentive Compensation Plan of Met-Ed, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-E to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-157 Met-Ed Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-L to Met-Ed's Annual Report on Form 10-K for the year 1997, File No. 1-446.

Exhibits

        Penelec

        Instruments   Defining  the  Rights  of  Security   Holders,   Including
        Indentures

C-158 Mortgage and Deed of Trust, dated as of January 1, 1942, with United States Trust Company of New York, Successor Trustee, - incorporated by reference to Penelec's Instruments of Indebtedness No. 1 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-159 Supplemental Indenture, dated as of March 7, 1942 - incorporated by reference to Penelec's Instruments of Indebtedness No. 2 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-160 Supplemental Indenture, dated as of April 28, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 3 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-161 Supplemental Indenture, dated as of August 20, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 4 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-162 Supplemental Indenture, dated as of August 30, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 5 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-163 Supplemental Indenture, dated as of August 31, 1943 - incorporated by reference to Penelec's Instruments of Indebtedness No. 6 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-164 Supplemental Indenture, dated as of April 26, 1944 - incorporated by reference to Penelec's Instruments of Indebtedness No. 7 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-165 Supplemental Indenture, dated as of April 19, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 8 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-166 Supplemental Indenture, dated as of October 25, 1945 - incorporated by reference to Penelec's Instruments of Indebtedness No. 9 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

        Penelec

C-167 Supplemental Indenture, dated as of June 1, 1946 - incorporated by reference to Penelec's Instruments of Indebtedness No. 10 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-168 Supplemental Indenture, dated as of November 1, 1949 - incorporated by reference to Penelec's Instruments of Indebtedness No. 11 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-169 Supplemental Indenture, dated as of October 1, 1951 - incorporated by reference to Penelec's Instruments of Indebtedness No. 12 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-170 Supplemental Indenture, dated as of August 1, 1952 - incorporated by reference to Penelec's Instruments of Indebtedness No. 13 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-171 Supplemental Indenture, dated as of June 1, 1953 - incorporated by reference to Penelec's Instruments of Indebtedness No. 14 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-172 Supplemental Indenture, dated as of March 1, 1954 - incorporated by reference to Penelec's Instruments of Indebtedness No. 15 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-173 Supplemental Indenture, dated as of April 30, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 16 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-174 Supplemental Indenture, dated as of May 1, 1956 - incorporated by reference to Penelec's Instruments of Indebtedness No. 17 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-175 Supplemental Indenture, dated as of March 1, 1958 - incorporated by reference to Penelec's Instruments of Indebtedness No. 18 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-176 Supplemental Indenture, dated as of August 1, 1959 - incorporated by reference to Penelec's Instruments of Indebtedness No. 19 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

Exhibits

        Penelec

C-177 Supplemental Indenture, dated as of May 1, 1960 - incorporated by reference to Penelec's Instruments of Indebtedness No. 20 filed as part of Amendment No. 1 to GPU, Inc.'s Annual Report on Form U5S for the year 1959, File Nos. 30-126 and 1-3292.

C-178 Supplemental Indenture, dated as of May 1, 1961 - incorporated by reference to Exhibit 2-D(1), Registration No. 2-61502.

C-179 Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 2-D(2), Registration No. 2-61502.

C-180 Supplemental Indenture, dated as of November 1, 1966 - incorporated by reference to Exhibit 2-D(3), Registration No. 2-61502.

C-181 Supplemental Indenture, dated as of June 1, 1967 - incorporated by reference to Exhibit 2-D(4), Registration No. 2-61502.

C-182 Supplemental Indenture, dated as of August 1, 1968 - incorporated by reference to Exhibit 2-D(5), Registration No. 2-61502.

C-183 Supplemental Indenture, dated as of May 1, 1969 - incorporated by reference to Exhibit 2-D(6), Registration No. 2-61502.

C-184 Supplemental Indenture, dated as of April 1, 1970 - incorporated by reference to Exhibit 2-D(7), Registration No. 2-61502.

C-185 Supplemental Indenture, dated as of December 1, 1971 - incorporated by reference to Exhibit 2-D(8), Registration No. 2-61502.

C-186 Supplemental Indenture, dated as of July 1, 1973 - incorporated by reference to Exhibit 2-D(9), Registration No. 2-61502.

C-187 Supplemental Indenture, dated as of June 1, 1974 - incorporated by reference to Exhibit 2-D(10), Registration No. 2-61502.

C-188 Supplemental Indenture, dated as of December 1, 1974 - incorporated by reference to Exhibit 2-D(11), Registration No. 2-61502.

C-189 Supplemental Indenture, dated as of August 1, 1975 - incorporated by reference to Exhibit 2-D(12), Registration No. 2-61502.

C-190 Supplemental Indenture, dated as of December 1, 1975 - incorporated by reference to Exhibit 2-D(13), Registration No. 2-61502.

C-191 Supplemental Indenture, dated as of April 1, 1976 - incorporated by reference to Exhibit 2-D(14), Registration No. 2-61502.

C-192 Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 2-D(15), Registration No. 2-61502.

Exhibits

        Penelec

C-193 Supplemental Indenture, dated as of July 1, 1976 - incorporated by reference to Exhibit 2-D(16), Registration No. 2-61502.

C-194 Supplemental Indenture, dated as of November 1, 1976 - incorporated by reference to Exhibit 2-D(17), Registration No. 2-61502.

C-195 Supplemental Indenture, dated as of November 30, 1977 - incorporated by reference to Exhibit 2-D(18), Registration No. 2-61502.

C-196 Supplemental Indenture, dated as of December 1, 1977 - incorporated by reference to Exhibit 2-D(19), Registration No. 2-61502.

C-197 Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-198 Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-199 Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-200 Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

C-201 Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-202 Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-203 Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-204 Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-205 Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-206 Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-207   Supplemental  Indenture,   dated  August  15,  1996  -  incorporated  by
        reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

Exhibits

        Penelec

C-208 Senior Note Indenture between Penelec and United States Trust Company of New York dated April 1, 1999 - incorporated by reference to Exhibit 4-C-13 of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

C-209 Indenture between Penelec and United States Trust Company of New York dated June 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9327.

        Other

C-210 Incentive Compensation Plan for Elected Officers of Penelec dated February 6, 1997 - incorporated by reference to Exhibit C-191 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

C-211 Employee Incentive Compensation Plan of Penelec, dated as of April 1, 1995 - incorporated by reference to Exhibit 10-F to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-212 Penelec Supplemental and Excess Benefits Plan dated June 5, 1997 - incorporated by reference to Exhibit 10-M to Penelec's Annual Report on Form 10-K for the year 1996, File No. 1-3522.

        GPU Electric & GPU International Group

C-213 Annual Performance Award (APA) Plan of GPU International, Inc. as amended and restated effective February 6, 1997 - incorporated by reference to Exhibit C-197 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-26.

C-214 Annual Performance Award Plan for GPU International, Inc. as amended January 1, 1999.


        Other Exhibits

D-1     Tax   Allocation   Agreement  as  amended   through  March  31,  1996  -
        incorporated by reference to Exhibit D-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

        Tax Allocation Agreement - Amendments thereto for 1999

E-1     Venture   Disclosures  -  Fiber  Optic  System  Lease   Agreements  with
        Nonassociated Companies.

E-2     Venture Disclosures - Services to Non-Affiliated Utilities.

E-3     GPU  International,  Inc.  Annual  Report to the SEC on Form U-13-60 for
        1999.

Exhibits

E-4 GPU Nuclear, Inc. - Policy for the Purchase of Computers for the Nuclear Science Degree Program - incorporated by reference to Exhibit E-1 to GPU, Inc.'s Annual Report on Form U5S for the year 1989, File No. 30-126.

E-5 GPU System Accounting Policy regarding Company Credit Card Agreements, dated April 20, 1993 - incorporated by reference to Exhibit E-3 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

Schedules Supporting Items of This Report

F-1 Item 6. Part III - Compensation and other related information for the Officers and Directors of GPU, JCP&L, Met-Ed and Penelec.

F-2 Consolidating Financial Statements of Jersey Central Power & Light Company for 1999.

        Consolidating Financial Statements of Metropolitan Edison Company for 1999.

        Consolidating Financial Statements of Pennsylvania Electric Company for 1999.

G-1 Financial Data Schedule (for EDGAR filing only).

        GPU, Inc. and Subsidiary Companies

        Jersey Central Power & Light Company and Subsidiary Companies

        Metropolitan Edison Company and Subsidiary Companies

        Pennsylvania Electric Company and Subsidiary Companies

H-1 Organizational chart showing the relationship of GPU International, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

        Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

        Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

Schedules Supporting Items of This Report

I-1 Consolidating Financial Statements of GPU International, Inc. for 1999 - filed pursuant to request for confidential treatment.

        Financial Statements of Selkirk Cogeneration Partners Limited Partnership for 1999 - incorporated by reference to Selkirk Cogeneration Partners Limited Partnership Annual Report on Form 10-K for the year 1999, File No. 33-83618-01.

        Financial Statements of EI Services Canada, Ltd. for 1999 - filed pursuant to request for confidential treatment.

        Consolidating Financial Statements of GPU Power, Inc. for 1999 - filed pursuant to request for confidential treatment.

        Financial Statements of Los Amigos Leasing Company, Ltd. for 1999 - filed pursuant to request for confidential treatment.

        Financial Statements of Termobarranquilla S.A. for 1999 - filed pursuant to request for confidential treatment.

        Consolidating Financial Statements of GPU Capital, Inc. for 1999 - filed pursuant to request for confidential treatment.

        Consolidating Financial Statements of GPU Electric, Inc. for 1999 - filed pursuant to request for confidential treatment.

        Consolidating Financial Statements of EI UK Holdings, Inc. for 1999 - filed pursuant to request for confidential treatment.

                                    SIGNATURE

        The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                   GPU, INC.


May 1, 2000
                                    By /s/ P. E. Maricondo
                                       ----------------------------------

                                       P. E. Maricondo, Vice President and
                                       Comptroller
                                       (principal accounting officer)


































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